Exhibit 2.2

STOCK PURCHASE AND MERGER AGREEMENT
among
INVITAE CORPORATION,
JUMANJI, LLC,
JUNGLA INC.,

THE SELLERS IDENTIFIED HEREIN
and
FORTIS ADVISORS LLC,
solely in its capacity as SELLERS’ REPRESENTATIVE
July 11, 2019

1

1

4.9	Taxes	37
4.1	Employee Benefits and Labor Matters	40
4.11	Environmental Matters	44
4.12	Contracts	45
4.13	Assets: Title, Sufficiency, Condition	48
4.14	Real Property	48
4.15	Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery	49
4.16	Insurance	54
4.17	Related Party/Affiliate Transactions	54
4.18	Suppliers	54
4.19	Certain Business Practices	55
4.2	Brokers and Other Advisors	55
4.21	No Other Representations or Warranties	55
Article V REPRESENTATIONS AND WARRANTIES OF BUYER		55
5.1	Organization	55
5.2	Authority; Non-Contravention	55
5.3	Governmental Approvals	56
5.4	SEC Documents	56
5.5	Shares of Common Stock	57
5.6	Absence of Certain Changes or Events	57
5.7	Availability of Funds	57
5.8	No Reliance	57
Article VI CERTAIN AGREEMENTS OF THE PARTIES		58
6.1	Conduct of the Business	58
6.2	Actions Required to Consummate Transactions	61
6.3	Governmental Authorities	61
6.4	Public Announcements	61
6.5	Access to Information	62
6.6	Confidentiality	62
6.7	Notification of Certain Matters	63
6.8	Tax Matters	63
6.9	Non-Competition, Non-Solicitation and Non-Hire Covenants	66
6.1	Release	67
6.11	Employment Related Agreements	68
6.12	Employee Matters and Company Plans	68
6.13	No Negotiations, Etc	69
6.14	Termination of the Company Option Plan and Investor Rights Arrangements	69
6.15	Registration of Shares	69
Article VII CONDITIONS TO CLOSING		70

2

7.1	Conditions to Obligations of Buyer and Merger Sub	70
7.2	Conditions to Obligation of the Sellers	73
Article VIII TERMINATION		73
8.1	Termination	73
8.2	Effect of Termination	74
Article IX SURVIVAL AND INDEMNIFICATION		74
9.1	Survival	74
9.2	Indemnification	75
9.3	Offset Right	78
9.4	Claims for Indemnification; Resolution of Conflicts	80
9.5	Sellers’ Representative	84
Article X GENERAL PROVISIONS		86
10.1	Interpretation	86
10.2	Notices	88
10.3	Assignment and Succession	89
10.4	Amendment or Supplement	89
10.5	Waivers	89
10.6	Entire Agreement	90
10.7	No Third-Party Beneficiaries	90
10.8	Remedies Cumulative	90
10.9	Specific Performance	90
10.1	Severability	90
10.11	Costs and Expenses	91
10.12	Time of Essence	91
10.13	Counterparts	91
10.14	Governing Law	91
10.15	Exclusive Jurisdiction; Venue; Service of Process	91
10.16	Consent to Representation.	91

SCHEDULES AND EXHIBITS

Schedule A – Sellers
Schedule 2.13(b) – Allocated Resources
Schedule 6.9 – Sellers Subject to Non-Competition and Non-Solicitation Provisions
Schedule 6.14 – Investors’ Rights Arrangements
Exhibit A – Milestone Schedule
Exhibit B – Certificate of Merger
Exhibit C – Form of Employment Agreements
Exhibit D – Registration Rights Agreement
Exhibit E – Stanford License Amendment
Exhibit F – Form of Option Cancellation and Joinder Agreement
STOCK PURCHASE AND MERGER AGREEMENT
THIS STOCK PURCHASE AND MERGER AGREEMENT (this “Agreement”) is entered into and dated as of July 11, 2019 (the “Agreement Date”) by and among: (a) each of the Persons set forth on Schedule A hereto (collectively referred to herein as the “Sellers”, and each individually as a “Seller”); (b) the Sellers’ Representative (as defined below), but solely with respect to the provisions expressly applicable to the Sellers’ Representative as set forth herein; (c) Invitae Corporation, a Delaware corporation (“Buyer”); (d) Jumanji, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”); and (e) Jungla Inc., a Delaware corporation (the “Company”). Each of the Sellers, Buyer, Merger Sub and Sellers’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in Article I or elsewhere in this Agreement as identified in Article I.
RECITALS
WHEREAS, as of the Agreement Date, the Sellers collectively own all of the outstanding shares (the “Shares”) of common stock, par value $0.00001 per share (“Company Common Stock”), and preferred stock, par value $0.00001 per share (“Company Preferred Stock”, and together with Company Common Stock, “Company Capital Stock”), of the Company;
WHEREAS, pursuant to the terms and conditions of this Agreement, on the Closing Date, Buyer is purchasing from the Sellers and the Sellers are selling to Buyer all of the Shares representing 100% of the Company Capital Stock (such purchase and sale, the “Stock Purchase”);
WHEREAS, in connection with the transactions contemplated hereby, each option to acquire shares of Company Common Stock (a “Company Option”) that is unexpired, unexercised and outstanding immediately prior to the Closing (i) that is a Vested Company Option shall be cancelled in exchange for the right to receive (without interest) the consideration set forth herein and (ii) each other Company Option that is not a Vested Company Option shall be cancelled for no consideration;
WHEREAS, as part of the same overall transaction, promptly following the Stock Purchase, the Company will merge with and into Merger Sub (the “Merger”), pursuant to which Merger Sub would continue as the surviving entity and become a wholly owned subsidiary of Buyer, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Stock Purchase and the Merger contemplated herein, shall be considered together as a single integrated transaction for U.S. federal income Tax purposes and the Stock Purchase and the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code; and
WHEREAS, the sole member of Merger Sub has approved this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I

CERTAIN DEFINITIONS; CONSTRUCTION
1.1    Certain Definitions. The following terms shall have the following meanings in this Agreement:
“Accounting Methodology” means the accounting methods, practices and procedures used to prepare the Financial Statements.
“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, from and after the Closing Date, the Company shall be deemed not to be an Affiliate of the Sellers.
“Aggregate Exercise Amount” means the aggregate exercise price of all Vested Company Options outstanding and unexercised as of immediately prior to the Closing.
“Aggregate Option Payment” means the aggregate amount (net of applicable exercise prices) payable to the Company Optionholders pursuant to Section 2.2(a)(i).
“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.
“Base Cash Amount” means $15,000,000.
“Base Purchase Price” means $50,000,000.
“Business” means the development and commercialization of solutions for the augmentation and optimization of variant interpretation in clinical genetic and genomic testing using predictive models.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in San Francisco, California are authorized or required by Law or order to remain closed.
“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization) and Section 5.2 (Authority; Noncontravention).
“Buyer Indemnified Person” means each of the Company (following the Closing), Buyer, Merger Sub (a/k/a the Surviving Entity) and their respective Affiliates and each of the respective equity holders, directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.
“Buyer’s Common Stock” means shares of Buyer’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.
“CERCLA” is defined within the definition of “Environmental Laws” below.
“Change in Control Payments” means (a) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract, and any employer-side Taxes payable in connection therewith and (b) without duplication of any other amounts included within the definition of Company Transaction and Bonus Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of (a) and (b) as a result of the consummation of the Transactions (including the Stock Purchase and the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Agreement.
“Charter Documents” means, with respect to any entity, the articles of incorporation and bylaws or similar organizational documents of such entity.
“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with the Accounting Methodology, excluding, to the extent applicable, (a) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (b) restricted balances, (c) amounts held in escrow, (d) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (e) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (f) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.
“Closing Net Working Capital” means, as of the Closing, an amount equal to (a) the current assets of the Company (excluding Closing Cash) reduced by (b) the liabilities of the Company (excluding Company Debt), in each case as determined in accordance with the Accounting Methodology.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collection and Use” (and its variants) means the collection, use interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.
“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (d) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (e) all liabilities under capitalized leases, (f) all obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (g) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (h) guarantees of the types of obligations described in sub clauses (a) though (g) above.
“Company Fundamental Representations” means the representations and warranties contained in Section 4.1(a) and (d) (Organizational Matters), Section 4.2 (Noncontravention), Section 4.3 (Capitalization), Section 4.4 (No Consents or Approvals), Section 4.9 (Taxes), and Section 4.20 (Brokers and Other Advisors).
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the Company’s Business as Currently Conducted or Proposed, including all Intellectual Property Rights owned by the Company in and to Company Technology.
“Company Intermediate Representations” means the representations and warranties contained in Section 4.15 (Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery).
“Company Material Adverse Effect” means, with respect to the Company, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, is, or would reasonably be expected to become, materially adverse to (a) the business, assets, operations, results of operations or condition (financial or otherwise) of the Company, or (b) the Company’s ability to, in a timely manner, perform its obligations under the Transaction Agreements to which it is a party, or to consummate the Transactions under such Transaction Agreements; provided, however, that any determination of whether there has been a Company Material Adverse Effect pursuant to clause (b) above shall not include any effect, change, event, occurrence or state of facts: (i) that generally affects the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry; (ii) that results from general economic or political conditions in any country where the Company’s business is conducted so long as the Company is not disproportionately affected relative to the other companies therein; (iii) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) arising out of or attributable to any acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or acts of God; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (viii) that results from the taking or announcement of any action specifically contemplated or required to be taken by this Agreement.
“Company Option Plan” means the Company’s 2016 Equity Incentive Plan.
“Company Optionholder” means each Person holding a Company Option.
“Company Plans” means (a) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (b) individual employment, consulting, change in control, severance or other agreements or arrangements and (c) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has or may have any obligation or liability, contingent or otherwise.
“Company Platform” means the Company’s Functional Modeling Platform, which is the product being developed and commercialized by the Company as of the date hereof.
“Company Technology” means any and all Technology that is owned by the Company or used in connection with the Company’s Business as Currently Conducted or Proposed, including Proprietary Software.
“Company Transaction and Bonus Expenses” means an amount equal to (a) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and others advisors engaged by the Company in connection with the Transactions, plus (b) all Change in Control Payments, plus (c) all employer portion payroll or employment Taxes incurred in connection with the treatment of the Company Options in connection with the Transactions (including cancellation, exercise or payment) or any Change in Control Payments, less (d) the reasonable and documented out-of-pocket fees and expenses of the Company in connection with the preparation and delivery of the audited Financial Statements in connection herewith. For the avoidance of doubt, the following shall not constitute Company Transaction and Bonus Expenses: (i) any severance payments as a result of any terminations effected by Buyer after the Closing or requested by Buyer in connection with the Closing; (ii) any “double trigger” change of control obligations which have, as a second trigger, any termination effected by Buyer after the Closing or requested by Buyer in connection with the Closing; and (iii) any retention or similar bonus awarded by Buyer or committed to be paid by Buyer following the Closing.
“Company’s Business as Currently Conducted or Proposed” means (i) the development and integration of the Company Platform – also known as the Functional Modeling Platform (“FMP”) – a research tool that optimizes evidence support for the clinical interpretation of genetic and genomic variation in the human genome (and human cancer genomes) through the generation, quality-control, and provision of predictive models, and (ii) the exploitation of the Company Platform and its predictive models in support of clinical interpretation of genetic and genomic variation. To achieve this, the FMP applies diverse dry-lab (e.g. computational) and wet-lab (e.g. cellular) techniques to generate, update, and validate Evidence Models (“EMs”), examining the predictive power of EMs to guide clinical variant interpretations in diverse contexts (e.g. genes and diseases). In the FMP, computational EMs – such as Variant Interpretation Engines, Multi-Dimensional Hotspots, and Molecular Stability Engines – are generated through the Molecular Evidence Platform, with variants generated and introduced into computational models for characterization in silico. In contrast, cellular EMs – such as Deep Mutational Learning assays – are generated through the Cellular Evidence Platform, with variants generated and introduced into cellular models (e.g. via lentiviral expression, site-specific recombination, or other techniques) for characterization in vivo (e.g. mammalian cell-lines). The following five types of EMs are covered by the Company’s Business as Currently Conducted or Proposed: (1) Variant Interpretation Engines (VIEs), (2) Multi-Dimensional Hotspots (MDHs), (3) Molecular Stability Engines (MSEs), (4) Deep Mutational Assays (DMAs), and (5) Deep Mutational Learning (DMLs).
“Competitive Business” means any business or other undertaking which, directly or indirectly, constitutes engagement (whether direct or indirect and whether wholly or partially) in, or otherwise substantively overlaps or competes with, the Business.
“Continuing Employees” means Carlos Araya, Alexandre Colavin, Samskruthi Padigepati and Jason Reuter.
“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument (in each case, as applicable, whether written or oral) that is legally binding.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Schedule” means a document delivered by the Sellers to Buyer referring to the representations and warranties in Article IV.
2    “DLLCA” means the Delaware Limited Liability Company Act.
“DOL” means the United States Department of Labor.
“DR Plans” means the Company’s disaster recovery and business continuity plans.
“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.
“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.
“Final Purchase Price” means the sum of (a) the Base Purchase Price, plus (b) the Closing Cash, minus (c) the Company Debt, minus (d) the Company Transaction and Bonus Expenses, minus (e) the amount, if any, by which the Net Working Capital Threshold exceeds the Closing Net Working Capital, plus (f) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Threshold, plus (g) the Aggregate Exercise Amount.
“Fully Diluted Shares of Company Capital Stock” means the sum, without duplication, of (a) the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Closing, plus (b) the aggregate number of shares of Company Capital Stock issuable upon exercise of all Vested Company Options immediately prior to the Closing.
“Fundamental Representations” means, collectively, the Seller Fundamental Representations, the Company Fundamental Representations and the Buyer Fundamental Representations.
“GAAP” means the generally accepted accounting principles in the United States.
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states or governments, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288 of 1945), as amended and the rules and regulations promulgated thereunder or (g) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.
“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (a) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (b) the Anti-Kickback Statute, (c) the False Claims Act, (d) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to the Company or its business, (e) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (f) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder, (h) applicable Laws of the United States Drug Enforcement Administration, (i) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder, (j) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (k) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (l) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.
“Holders” means, collectively, the Sellers and the Company Optionholders, to the extent they hold Vested Company Options.
“Holder Indemnified Persons” means the Holders and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.
“Indemnification Cap” means the sum of (a) the Indemnification Hold-Back Amount plus (b) 10% of any Milestone Amounts that become payable under the terms of this Agreement through exercise of the Offset Right.
“Indemnification Cap as Supplemented” means the sum of (a) the Indemnification Hold-Back Amount plus (b) $7,500,000 (i.e., 50% of the potential aggregate Milestone Amounts).
“Indemnification Hold-Back Amount” means $5,000,000.
“Indemnified Person” means a Buyer Indemnified Person or a Holder Indemnified Person, as applicable.
“Indemnifying Party” means Buyer, the Sellers or the Participating Optionholders (including, where applicable, Sellers’ Representative on behalf of the Sellers and the Participating Optionholders), as applicable; provided, however, that with respect to the Offset Right as it applies to the Indemnification Hold-Back Amount, the obligation to contribute to the Indemnification Hold-Back Amount and the Offset Right as it applies to the Milestone Amounts, all Holders will be treated as Indemnifying Parties.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection Laws.
“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.
“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (a) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity; (d) any and all registrations, applications, recordings and common-law rights regarding any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) with respect to any individual, the actual knowledge following due inquiry of the specified individual, and (b) with respect to any entity, the actual knowledge of the executive officers of such entity following due inquiry; provided, however, the term “Knowledge of the Company” means the actual knowledge following due inquiry of Carlos Araya, Alexandre Colavin and Jason Reuter.
“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws.
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license, option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, encumbrance, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.
“Loss” means, with respect to any Person, any cost, damage (including incidental and consequential damages as well as any diminution in value, including as to shares of capital stock, in each case, only to the extent such damages are reasonably foreseeable), expense, Liability, loss, injury, deficiency and Tax, including interest, penalties, fees, fines, reasonable out-of-pocket legal, accounting and other professional fees and reasonable out-of-pocket expenses incurred in the investigation, collection, prosecution, determination, defense and settlement of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person; provided, that “Losses” shall not include punitive damages (unless such punitive damages are payable in connection with a Third Party Claim).
“Milestones” means those milestones set forth on Exhibit A hereto (the “Milestone Schedule”).
“Milestone Amount” means, with respect to each of the four (4) Milestones, $3,750,000 per Milestone.
“Net Working Capital Threshold” means $0.
“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.
“Order” means any order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.
“Participating Optionholder” means each Company Optionholder that holds Vested Company Option(s) and has executed and delivered to Buyer an Option Cancellation and Joinder Agreement at or prior to Closing.
“Per Share Milestone Amount” means, with respect to each Milestone, the quotient of (1) the Milestone Amount for such Milestone divided by (2) the Fully Diluted Shares of Company Capital Stock.
“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.
“Permitted Liens” means: (a) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company to the extent required in accordance with GAAP; and (b) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (c) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property, and (d) easements, conditions, covenants and restrictions that are of record with respect to the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company’s business or that do not and shall not adversely affect the value, or impair the use or current occupancy of the Leased Real Property.
“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.
“Personal Data” means, as applicable, (a) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (b) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (c) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information. Personal Data includes (i) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (ii) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (iii) demographic information, (iv) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (v) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to the Company, and including information relating to services provided by or to third parties).
“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, and any applicable Information Privacy and Security Laws.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.
“Pre-Closing Taxes” means all Taxes of, or imposed on, the Company with respect to any Pre-Closing Tax Period.
“Premises” means any building, plant, improvement or structure located on the Leased Real Property.
“Products and Services” (including its variations such as Product or Service) means any product or service that the Company currently offers or sells or has offered or sold at any time in the past, or intends to offer or sell in the Company’s Business as Currently Conducted or Proposed.
“Proprietary Software” means any Software that is owned by Company and is related to the Company’s Business as Currently Conducted or Proposed.
“Pro Rata Share” means, with respect to any Seller or Participating Optionholder, the portion of the Total Purchase Price to which such Seller or Participating Optionholder is allocated pursuant to the terms of this Agreement relative to the Total Purchase Price allocated to all Sellers and Participating Optionholders (expressed as a percentage, rounded to four decimal places, and as set forth in the Allocation Schedule); provided, however, that with respect to the Offset Right as it applies to the Indemnification Hold-Back Amount and the Milestone Amounts, “Pro Rata Share” will be calculated with reference to all Holders rather than Sellers and Participating Optionholders only.
“Public Software” means any software that is (a) distributed as free software or as open source software (e.g., Linux), (b) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (c) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (d) a public domain dedication or (e) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any software described in (a) through (d) above.
“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards License (SISL); (g) the Apache License; and (h) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.
“Reference Date” means February 17, 2016.
“Related Party” means (a) any current or former director (or nominee), or officer of the Company, (b) any five percent (5%) or greater stockholder of the Company on a fully-diluted basis and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.
“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.
“Restrictive Term” means the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means The Securities Act of 1933, as amended.
“Seller Fundamental Representations” means each of the representations and warranties contained in Article III.
“Sellers’ Representative Expenses” means the loss, liability, damage, fine, penalty, fee, judgment amount paid in settlement, or expense of any nature incurred by Sellers’ Representative arising out of or in connection with the administration of its duties as Sellers’ Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises and in connection with seeking recovery from insurers, unless such loss, liability or expense is caused by such Sellers’ Representative’s willful misconduct or gross negligence.
“Series Seed Preferred Stock” means the Company’s Series Seed Preferred Stock, par value $0.00001 per share.
“Shrink Wrap Licenses” means off the shelf, “click wrap” or “shrink wrap” license agreements for software or Technology that is generally commercially available to the public on standardized terms.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form and all software programs and software systems that are classified as work-in-progress on the Closing Date.
“Source Code Materials” as it pertains to source code of any Software means: (a) the software, tools and materials utilized for the operation, development and maintenance of the Software; (b) documentation describing the names, vendors and version numbers of (i) the development tools used to maintain or develop the Software and (ii) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (c) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (d) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.
“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Tax” or “Taxes” means (a) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (a).
“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the ordinary course of business the purpose of which is not primarily related to Taxes.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment, reagents and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, and all documents and other materials recording any of the foregoing.
“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement.
“Total Purchase Price” means the sum of (a) the Final Purchase Price, plus (b) the aggregate value of shares of Buyer’s Common Stock and cash issued upon achievement of the Milestones pursuant to Sections 2.1(b)(v) and 2.2(a)(iv).
“Trailing Average Share Price” means the average closing price for shares of Buyer’s Common Stock on the New York Stock Exchange (or any other exchange which is then the primary exchange upon which shares of Buyer’s Common Stock are traded) for the immediately preceding period of twenty (20) trading days, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Buyer’s Common Stock during such twenty (20) trading day period.
“Transactions” means any transaction or arrangement contemplated by this Agreement, including (a) the Stock Purchase, the Merger and the other transactions and arrangements described in the recitals to this Agreement, (b) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (c) the payment of fees and expenses relating to such transactions by the Company and the Sellers.
“Transaction Agreements” means this Agreement and the Option Cancellation and Joinder Agreements.
“Upfront Per Option Share Consideration” means the quotient of (a) the sum of (i) the Upfront Purchase Price, minus (ii) the Indemnification Hold-Back Amount, minus (iii) the Expense Fund Amount, divided by (b) the Fully Diluted Shares of Company Capital Stock.
“Upfront Per Share Cash Consideration” means the quotient of (a) the sum of (i) the Base Cash Amount, minus (ii) the Aggregate Option Payment, minus (iii) the Expense Fund Amount, divided by (b) the number of Shares issued and outstanding immediately prior to the Closing.
“Upfront Per Share Stock Consideration” means the quotient of (a) the Upfront Stock Consideration Shares, divided by (b) the number of Shares issued and outstanding immediately prior to the Closing.
“Upfront Purchase Price” means the sum of (a) the Base Purchase Price, plus (b) the estimated Closing Cash, minus (c) the estimated Company Debt, minus (d) the Company Transaction and Bonus Expenses, minus (e) the amount, if any, by which the Net Working Capital Threshold exceeds the estimated Closing Net Working Capital, plus (f) the amount, if any, by which the estimated Closing Net Working Capital exceeds the Net Working Capital Threshold, plus (g) the Aggregate Exercise Amount.
“Upfront Stock Consideration Shares” means a number of shares of Buyer’s Common Stock equal to the quotient of (a) the Upfront Stock Consideration Value, divided by (b) the Trailing Average Share Price calculated as of the Determination Date.
“Upfront Stock Consideration Value” means the sum of (a) the Upfront Purchase Price, minus (b) the Base Cash Amount, minus (c) the Indemnification Hold-Back Amount, minus (d) the Aggregate Exercise Amount.
“Vested Company Option” means the portion of each Company Option that is vested and exercisable effective as of immediately prior to the Effective Time, including any Company Options that have the vesting thereon accelerated in connection with the Transactions hereunder (which shall include all Company Options held by Jason Reuter, Samskruthi Padigepati and Birgit Funke).
Terms Defined Elsewhere in this Agreement.
For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 5.4(a)
“Advisory Group”	Section 9.5(e)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation Schedule”	Section 2.9
“Allocated Resources”	Section 2.13(b)
“Assets”	Section 4.13
“Balance Sheet Date”	Section 4.5(a)(i)
“Buyer”	Preamble
“Buyer Material Adverse Effect”	Section 5.2(b)
“Buyer Plan”	Section 6.12(a)
“Buyer’s SEC Documents”	Section 5.4(a)
“Certificate of Merger”	Section 2.6
“Closing”	Section 2.5
“Closing Date”	Section 2.5
“Company”	Preamble
“Company Capital Stock”	Recitals
“Company Charter Documents”	Section 4.1(d)
“Company Common Stock”	Recitals
“Company Investor Rights Arrangements”	Section 6.14
“Company Option”	Recitals
“Company Preferred Stock”	Recitals
“Company Registrations”	Section 4.15(c)
“Competing Transaction”	Section 6.13
“Confidential Information”	Section 6.6
“Conflict”	Section 4.2
“Consultant”	Section 4.1(b)
“Current Consultant”	Section 4.1(b)
“Current Employee”	Section 4.1(b)
“Deductible”	Section 9.2(b)(i)(A)
“Determination Date”	Section 2.9
“Effective Time”	Section 2.6
“Employee”	Section 4.1(b)
“Employment Agreements”	Section 6.11
“ERISA Affiliate”	Section 4.10(c)
“Estimated Balance Sheet”	Section 2.9(e)
“Expense Fund”	Section 9.5(f)
“Expense Fund Amount”	Section 9.5(f)
“Expert”	Section 2.13(d)
“Final Calculation”	Section 2.11(a)
“Financial Statements”	Section 4.5(a)(i)
“Firm”	Section 10.16(a)
“General Survival Date”	Section 9.1
“Inbound IP Contracts”	Section 4.15(d)
“Indemnification Hold-Back Payment Date”	Section 2.12
“Initial Resolution Period”	Section 2.11(a)
“Interim Balance Sheet”	Section 4.5(a)(i)
“Interim Balance Sheet Date”	Section 4.5(a)(i)
“IP Contracts”	Section 4.15(d)
“Leased Real Property”	Section 4.14(a)
“Material Contracts”	Section 4.12(c)
“Merger”	Recitals
“Merger Sub”	Recitals
“Milestone Date”	Section 2.1(b)(v)
“Milestone Period”	Section 2.13(a)
“Multiemployer Plan”	Section 4.10(c)
“Non-Offset Notice”	Section 9.4(b)
“Objection Notice”	Section 2.11(a)
“Objection Period”	Section 2.11(a)
“Offset Certificate”	Section 9.3(b)
“Offset Right”	Section 9.3(a)
“Option Cancellation and Joinder Agreement”	Section 7.1(r)
“Outbound IP Contracts”	Section 4.15(d)
“Outside Date”	Section 8.1(b)
“Parties”	Preamble
“Payoff Amount”	Section 2.4(a)
“Post-Closing Adjustment”	Section 2.11(c)(i)
“Real Property Leases”	Section 4.14(a)
“Registration Rights Agreement”	Section 6.15
“Related Party Transaction”	Section 4.17
“Released Parties”	Section 6.10
“Reviewing Party”	Section 2.11(b)
“Rule 144”	Section 3.7(d)
“Security Program”	Section 4.15(g)(vii)
“Sellers”	Preamble
“Sellers’ Representative”	Section 9.5(a)
“Sellers’ Representative Engagement Agreement”	Section 9.5(e)
“Sellers’ Representative Group”	Section 9.5(e)
“Settlement”	Section 9.4(a)(iv)
“Shares”	Recitals
“Stanford License”	Section 4.15(b)
“Stated Damages”	Section 9.3(b)
“Stock Purchase”	Recitals
“Straddle Periods”	Section 6.8(b)(i)
“Survival Date”	Section 9.1
“Surviving Entity”	Section 2.6
“Tax Claim”	Section 6.8(c)(i)
“Third Party Indemnification Claim Notice”	Section 9.4(a)(i)
“Title IV Plan”	Section 4.10(c)
“Top Supplier”	Section 4.18
“Transfer Taxes”	Section 6.8(h)
ARTICLE II

THE CONTEMPLATED TRANSACTIONS
2.1    Purchase and Sale of the Shares.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s Shares as set forth on the Allocation Schedule, which Shares shall be sold to Buyer free and clear of all Liens (other than Liens arising under applicable securities laws).
(b)    In full payment for the Shares of such Seller and subject to the provisions of this Agreement (including the Offset Right), Buyer shall deliver to each Seller the following:
(i)    within five (5) Business Days after the Closing Date, a certificate or book entry reflecting an amount of shares of Buyer’s Common Stock equal to the product of (x) the number of Shares set forth opposite Seller’s name on the Allocation Schedule, multiplied by (y) the Upfront Per Share Stock Consideration;
(ii)    on the Closing Date, an amount of cash equal to the product of (x) the number of Shares set forth opposite Seller’s name on the Allocation Schedule, multiplied by (y) the Upfront Per Share Cash Consideration;
(iii)    an amount of cash equal to the product of (x) the number of Shares set forth opposite Seller’s name on the Allocation Schedule, multiplied by (y) the quotient of (1) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.11(c)(iii)), divided by (2) the Fully Diluted Shares of Company Capital Stock;
(iv)    on the Indemnification Hold-Back Payment Date (in accordance with Section 2.12), a certificate or book entry reflecting an amount of shares of Buyer’s Common Stock equal to the product of (x) the quotient of (1) the number of Shares set forth opposite Seller’s name on the Allocation Schedule, divided by (2) the Fully Diluted Shares of Company Capital Stock, multiplied by (y) the quotient of (1) the Indemnification Hold-Back Amount, to the extent released to the Holders as provided herein, divided by (2) the Trailing Average Share Price, calculated as of the Determination Date;
(v)    within five (5) Business Days after any Milestone is determined to have been achieved (whether by Buyer in its reasonable discretion or by arbitration pursuant to the terms of Section 2.13(d) - the date of any such determination, a “Milestone Date”), a certificate or book entry reflecting an amount of shares of Buyer’s Common Stock equal to the quotient of (x) the product of (1) the number of Shares set forth opposite Seller’s name on the Allocation Schedule, multiplied by (2) the Per Share Milestone Amount for such Milestone, divided by (y) the Trailing Average Share Price calculated as of the Milestone Date for such Milestone; and
(vi)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Capital Stock.
2.2    Options. It is acknowledged and agreed by all of the Parties that:
(a)    At the Closing, each Company Option that is a Vested Company Option and is unexpired, unexercised and outstanding immediately prior to the Closing shall be cancelled in exchange for the right to receive (without interest) the following consideration for each share of Company Common Stock issuable upon the exercise of such Company Option as of immediately prior to the Closing, payable as set forth herein:
(i)    an amount of cash equal to the difference of (x) the Upfront Per Option Share Consideration minus (y) the exercise price per share of Company Common Stock issuable upon the exercise of such Company Option;
(ii)    an amount of cash equal to the quotient of (x) the amount of any Post-Closing Adjustment (to the extent payable in accordance with Section 2.11(c)(iii)), divided by (y) the Fully Diluted Shares of Company Capital Stock;
(iii)    an amount of cash equal to up to the quotient of (x) the Indemnification Hold-Back Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Capital Stock;
(iv)    promptly following any Milestone Date, an amount of cash equal to the Per Share Milestone Amount for the applicable Milestone; and
(v)    an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Shares of Company Capital Stock.
On the first payroll period following the Closing, Indemnification Hold-back Payment Date or any Milestone Date, Buyer will pay directly, or through Merger Sub’s payroll service, as applicable (i.e., to Employees), the cash to be distributed to the Company Optionholders as of immediately following the Closing, Indemnification Hold-back Payment Date or any Milestone Date, as applicable, pursuant to this Section 2.2 and in accordance with the Allocation Schedule. Any other Company Options that are not a Vested Company Option and are unexpired, unexercised and outstanding immediately prior to the Closing shall be cancelled for no consideration.
2.3    No Fractional Shares; Offset Right. Notwithstanding any provision herein to the contrary (a) no fractional shares of Buyer’s Common Stock shall be issued pursuant to this Article II (with the intended effect that any shares of Buyer’s Common Stock shall be rounded up to the nearest whole number); (b) in no event shall the total number of shares of Buyer’s Common Stock issued hereunder exceed 19.9% of the total number of shares of Buyer’s Common Stock outstanding immediately prior to the Closing (not including any shares of Buyer’s Common Stock that are owned by Buyer and without assuming the conversion or exercise of any options, warrants or other convertible securities) if Buyer has not first obtained the required stockholder approval of the issuance of such number of shares of Buyer’s Common Stock pursuant to applicable stock exchange listing rules (in which event Buyer shall exercise good faith efforts to obtain such required stockholder approval if the 19.9% cap will have any effect with respect to any issuance of Buyer’s Common Stock pursuant to this Agreement; provided, however, that in the event that Buyer is unable to obtain such required stockholder approval on or before the next annual meeting of Buyer’s stockholders following the date on which Buyer would otherwise become obligated to issue shares of Buyer’s Common Stock in excess of the 19.9% cap, then Buyer shall pay the equivalent value of such shares in cash to the Sellers based on the Trailing Average Share Price calculated as of (i) the Determination Date, if such shares become issuable upon release of any portion of the Indemnification Hold-Back Amount, or (ii) the applicable Milestone Date, if such shares become issuable upon achievement of any Milestone); (c) if, when shares of Buyer’s Common Stock and cash would otherwise be distributed or payable pursuant to Section 2.1(b)(iv), Section 2.1(b)(v), Section 2.2(a)(iii) and Section 2.2(a)(iv), as applicable, there shall exist a good faith claim by Buyer to exercise the Offset Right, all or a portion of such shares and cash as determined by Buyer (in its reasonable discretion, but subject to the limitations set forth in Article IX) to represent the Losses at issue (including, if applicable, as to any specific Holders) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply (subject to the limitations set forth in Article IX) against such portion of the shares and cash at issue and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement; and (d) no Holder may assign or transfer any right to receive shares of Buyer’s Common Stock or cash pursuant to this Agreement without the prior written consent of Buyer (which may be withheld in Buyer’s sole discretion).
2.4    Other Closing Payments. At the Closing, Buyer shall make, or cause to be made, the following additional payments, by wire transfer of immediately available funds:
(a)    to each holder of Company Debt, the aggregate amount of Company Debt owed to such holder as of the Closing (the principal amounts of which are set forth on Section 4.5(h) of the Disclosure Schedule) pursuant to a payoff letter from such holder (i) indicating the amount required to discharge such Company Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount; and
(b)    to the payees thereof, the Company Transaction and Bonus Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Buyer, except that Buyer shall cause Change in Control Payments to Employees to be paid through the Company’s payroll system.
2.5    Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (San Francisco time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 12255 El Camino Real, Suite 300, San Diego, California 92130, unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).
2.6    The Merger. Promptly after the Closing, and in all cases on the Closing Date, Buyer shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and DLLCA in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, Buyer shall cause the Company to merge with and into Merger Sub in accordance with the DGCL and the DLLCA, whereupon the separate existence of the Company shall cease, and Merger Sub will be the surviving entity. The surviving entity after the Merger is sometimes referred to hereinafter as the “Surviving Entity.”
2.7    The Effective Time. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Entity. At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity at the Effective Time, until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation; provided, however, that at the Effective Time, Article I of the certificate of formation of the Surviving Entity shall be amended and restated in its entirety to read as follows: “The name of the limited liability company is Jungla LLC”. At the Effective Time, the limited liability company agreement of Merger Sub, as in effective immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Effective Time.
2.8    Conversion of Shares in the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company, any Sellers or member of Merger Sub:
(a)    each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(b)    each limited liability company interest in Merger Sub outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Entity. At the Effective Time, Buyer shall continue as the sole member of the Surviving Entity.
2.9    Delivery of Calculations. Not less than two (2) Business Days prior to the Closing Date (the “Determination Date”), the Sellers shall cause the Company to prepare and deliver to Buyer the following for Buyer’s review and approval (which shall not be unreasonably withheld, conditioned or delayed):
(a)    the Company’s calculation of the Upfront Purchase Price, setting forth, in reasonable detail, an estimation of each component thereof;
(b)    the Company’s calculation of the Upfront Stock Consideration Value, the Upfront Stock Consideration Shares, the Upfront Per Share Stock Consideration, the Upfront Per Share Cash Consideration and the Upfront Per Option Share Consideration;
(c)    a schedule of all Shares, including the name of the Seller holding each of the Shares, together with each Seller’s Pro Rata Share (calculated based on both (i) the number of shares of Company Capital Stock held by, or issuable upon exercise of any Vested Company Options held by, all Sellers and Participating Optionholders, and (ii) the number of shares of Company Capital Stock held by, or issuable upon exercise of any Vested Company Options held by, all Holders);
(d)    a schedule of all Company Options, with (i) the name of the Company Optionholder holding each Company Option, (ii) exercise price information for each Company Option as well as the Aggregate Exercise Amount, (iii) whether it is a Vested Company Option, (iv) the Company’s calculation of the Aggregate Option Payment, and (v) each Company Optionholder’s Pro Rata Share (calculated based on both (x) the number of shares of Company Capital Stock held by, or issuable upon exercise of any Vested Company Options held by, all Sellers and Participating Optionholders, and (y) the number of shares of Company Capital Stock held by, or issuable upon exercise of any Vested Company Options held by, all Holders);
(e)    the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules reflecting (i) the estimated Closing Cash, (ii) the estimated Company Debt, (iii) the estimated Company Transaction and Bonus Expenses and (iv) the estimated Closing Net Working Capital as well as the delta between the estimated Closing Net Working Capital and the Net Working Capital Threshold;
(f)    the name, address, email address and tax identification number of each Holder and:
(i)    in the instance of the Sellers, the amount of Buyer’s Common Stock and cash to be issued or paid to each Seller pursuant to Sections 2.1(b)(i), and 2.1(b)(ii), respectively, as well as the potential amount of Buyer’s Common Stock issuable to each Seller pursuant to Sections 2.1(b)(iv) and 2.1(b)(v) and potential cash payable to each Seller pursuant to Section 2.1(b)(vi);
(ii)    in the instance of Company Optionholders, the amount of cash to be paid to each Company Optionholder pursuant to Section 2.2(a)(i) as well as the potential cash payable to each Company Optionholder pursuant to Sections 2.2(a)(iii), 2.2(a)(iv) and 2.2(a)(v); and
(g)    a certificate of a duly authorized officer of the Company certifying the foregoing deliverables (i.e., clauses (a) through (f)).
The calculations listed in the foregoing Sections 2.9(a) through 2.9(f) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule”. The Parties agree that Buyer and the Company will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Buyer to the Holders in exchange for Company Capital Stock and Company Options. Neither Buyer nor the Company will have any liability with respect to the allocation of any shares of Buyer’s Common Stock or cash made to the Holders in accordance with the Allocation Schedule. Notwithstanding anything in this Agreement to the contrary, the Estimated Balance Sheet and the Company’s estimation of the Closing Net Working Capital shall be consistent with the Accounting Methodology and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of the Company to be paid to Employees for periods on or prior to the Closing.
2.10    Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Buyer shall be under no obligation to make the payments or issue the shares described in Section 2.1(b) to any Seller until such Seller has delivered to Buyer a Form W-9 (Request for Taxpayer Identification Number and Certification) or a Form W-8, as applicable, executed by such Seller, and (b) the Company shall be entitled to deduct and withhold from that portion of any payments contemplated by this Article II or any other amount payable to a Holder pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law. To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding were made.
2.11    Post-Closing Adjustment.
(a)    Preparation of Closing Statement. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following:
(i)    the Closing Cash;
(ii)    the Closing Net Working Capital;
(iii)    the Company Transaction and Bonus Expenses;
(iv)    the Company Debt; and
(v)    the resulting Final Purchase Price.
The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive and support the numbers set forth therein. The Final Calculation shall be final, conclusive and binding upon the Parties unless Sellers’ Representative delivers a written notice to Buyer of any objection to the Final Calculation (the “Objection Notice”) within thirty (30) days (the “Objection Period”) after delivery of the Final Calculation. Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Sellers’ Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses or Company Debt, as the case may be. Any Objection Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements. If Sellers’ Representative gives any such Objection Notice within the Objection Period, then Sellers’ Representative and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Sellers’ Representative and Buyer do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.11(b). Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period.
(b)    Resolution of Disputes. If Buyer and Sellers’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Buyer and Sellers’ Representative (such accounting firm, the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by the Holders and Buyer from the resolution of the dispute. For example, if Sellers’ Representative challenges the calculation in the Final Calculation by an amount of $100,000, but the Reviewing Party determines that Sellers’ Representative has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Reviewing Party and Sellers’ Representative on behalf of the Holders shall bear the other 60% of such fees and expenses. The Reviewing Party shall determine (with written notice thereof to Sellers’ Representative and Buyer) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. Buyer and Sellers’ Representative shall require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Buyer, Sellers’ Representative and the Reviewing Party. The procedures of this Section 2.11(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties. The decision rendered pursuant to this Section 2.11(b) may be filed as a judgment in any court of competent jurisdiction.
(c)    Post-Closing Purchase Price Adjustment.
(i)    The “Post-Closing Adjustment” shall be an amount equal to the Final Purchase Price less the Upfront Purchase Price and, for the avoidance of doubt, may be a positive or a negative number.
(ii)    Without limiting the provisions of Section 9.2(a)(i) (except to the extent of any double counting that would otherwise result), if the Post-Closing Adjustment is a negative number, the Indemnification Hold-Back Amount shall be reduced by the absolute value of the Post-Closing Adjustment (i.e., offsetting the Post-Closing Adjustment against the Indemnification Hold-Back Amount).
(iii)    If the Post-Closing Adjustment is a positive number, Buyer shall deliver to each Holder an amount of cash as provided in Sections 2.1(b)(iii) or 2.2(a)(ii), as applicable.
(d)    No Effect on Representations and Warranties. The provisions of this Section 2.11, as well as any adjustment to the Final Purchase Price as a result of any of the Closing Cash, the Closing Net Working Capital, the Company Transaction and Bonus Expenses and the Company Debt, shall not diminish or otherwise affect the right or ability of Buyer or any other Buyer Indemnified Person to rely upon the provisions of this Agreement and any certificate or document delivered in connection herewith, including the representations of the Sellers set forth in Article III and Article IV.
2.12    Indemnification Hold-Back Amount and Payment. On the date that is twelve (12) months following the Closing Date (such date, the “Indemnification Hold-Back Payment Date”), Buyer shall deliver (i) to the Company Optionholders (or to the Company for any payments for Vested Company Options held by Employees to be paid in accordance with Section 2.2), the amount of cash payable pursuant to Section 2.2(a)(iii) (reflecting any reductions to the Indemnification Hold-Back Amount made in accordance with Section 2.11(c)(ii) or Article IX) and (ii) to the Sellers, certificates or book entries reflecting the Buyer’s shares to be distributed pursuant to Section 2.1(b)(iv) (reflecting any reductions to the Indemnification Hold-Back Amount made in accordance with Section 2.11(c)(ii) or Article IX); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.12, there shall exist a good faith claim by Buyer to exercise the Offset Right, all or a portion of such amount as determined by Buyer (in its reasonable discretion, but subject to the limitations set forth in Article IX) to represent the Losses at issue (including, if applicable, as to any specific Holder) shall be withheld from payment until such time as the claim has been perfected, in which case the Offset Right shall apply (subject to the limitations set forth in Article IX) against such portion of the amount at issue and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) (or to the Company for any payments for Vested Company Options held by Employees to be paid in accordance with Section 2.2) as contemplated by this Agreement.
2.13    Milestones.
(a)    Determining Achievement of Milestones. Buyer shall exercise reasonable, good faith efforts to assess on a regular basis whether Milestones have been achieved, and in any event Buyer shall assess such achievement no less frequently than each regularly scheduled meeting of Buyer’s Board of Directors. Notwithstanding any provision in this Agreement to the contrary, any Milestones which have not been achieved on or before the first regularly scheduled meeting of Buyer’s Board of Directors following the date which is twenty-four (24) months after the Closing (such period following the Closing until the date of such meeting of Buyer’s Board of Directors, the “Milestone Period”) shall no longer be eligible for achievement for purposes of this Agreement.
(b)    Resource Allocation. During the Milestone Period, Buyer shall (or shall cause its Affiliates to) exercise commercially reasonable efforts to allocate resources as set forth on Schedule 2.13(b) (the “Allocated Resources”) to activities which support or that are otherwise directed toward achievement of the Milestones, it being understood that “commercially reasonable efforts” for purposes of this Section 2.13(b) shall mean the level of efforts typically devoted by similarly situated companies in Buyer’s industry to develop and commercialize products and services of similar market potential, project potential or strategic value, based on conditions then prevailing.
(c)    Rights Upon Sale. In the event of (i) the consummation of a merger of Buyer or a subsidiary of Buyer with or into another entity if Persons who were not stockholders of Buyer immediately prior to such merger own immediately after such merger 50% or more of the voting power of the outstanding securities of each of Buyer (or its successor) and any direct or indirect parent corporation of Buyer (or its successor), (ii) the sale, transfer or other disposition of all or substantially all of Buyer’s assets, (iii) Buyer directly or indirectly ceases the development and/or commercialization of the Company Platform, or (iv) Buyer directly or indirectly sells or otherwise transfers (including by way of exclusive license) the Company Platform to any Person that is not an Affiliate, in each case during the Milestone Period, the Milestone Date for any Milestone that has not yet been achieved shall be the date of the consummation of the merger, sale, transfer or other disposition at issue and in the case of an event described in subsection (i) or (ii) of this Section 2.13(c) the value of any shares of Buyer’s Common Stock distributable pursuant to Section 2.1(b)(v) shall be paid in cash (based on the Per Share Milestone Amount(s) for the applicable Milestone(s)).
(d)    Dispute Resolution. If Sellers’ Representative shall dispute any non-determination by Buyer as to the achievement of any Milestone, then Sellers’ Representative may invoke the following technical determination process by providing written notice thereof to Buyer. Within fifteen (15) days of such notice, Buyer and Sellers’ Representative shall jointly select one unaffiliated, independent academic in the field of genetics to act as expert (the “Expert”); provided, however, that any Expert shall be required to execute a non-disclosure agreement in form and substance reasonably satisfactory to Buyer. Buyer shall provide the Expert with all necessary data, results and financial projections within thirty (30) days after the Expert is selected, and the Expert shall resolve any dispute described in the first sentence of this Section 2.13(d) by evaluating such information and, as applicable, engaging in discussions with Buyer’s employees with substantive knowledge of the underlying matters. The fees of the Expert shall be paid at Buyer’s and Sellers’ Representative’s (on behalf of the Holders) joint expense (50:50), except that Buyer shall reimburse Sellers’ Representative for its share of such fees if the Expert’s determination reverses Buyer’s position and Sellers’ Representative shall reimburse Buyer for its share of such fees if the Expert’s determination upholds Buyer’s position. The hearing shall be held within sixty (60) days of the Expert being selected, and the Expert shall be requested to reach a final determination within ten (10) days after the hearing. The Expert’s determination shall be binding for purposes of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER
Each of the Sellers hereby, severally and not jointly, represents and warrants to Buyer as of the Agreement Date and as of the Closing Date as follows:
3.1    Title. As of the Agreement Date, such Seller has sole record and beneficial ownership of all of the Shares set forth opposite such Seller’s name on Schedule A attached hereto. The Shares set forth opposite such Seller’s name on Schedule A attached hereto represent all of such Seller’s outstanding capital stock of the Company (whether vested or unvested) as of the Agreement Date. Aside from the Shares set forth opposite such Seller’s name on Schedule A attached hereto, such Seller has no current or future right to (nor have any promises or inducements been made to such Seller with respect to) any equity, stock options or other ownership interest in the Company.
3.2    Authority. Such Seller has all requisite power and full legal right to enter into this Agreement and to perform all of such Seller’s agreements and obligations hereunder. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.3    Non-Contravention. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby will not constitute a material violation of, or be in conflict in any material respect with, any Order applicable to such Seller.
3.4    Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.
3.5    Litigation. There is no Action pending or, to such Seller’s Knowledge, threatened which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation by such Seller of the transactions contemplated by this Agreement.
3.6    No Broker and No Transaction Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of such Seller in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Seller has not engaged any third party advisor for which the Company will have any liability, including brokers, finders, financial advisors, accountants, counsel and any other third party service providers, arising from, incurred in connection with or incident to the process by which the Company, such Seller (as applicable) and, to such Seller’s Knowledge, any other Seller solicited, discussed and negotiated strategic alternatives and/or this Agreement and the transactions contemplated hereby.
3.7    Investment.
(a)    Such Seller (i) has experience investing in unregistered and restricted securities of companies, (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an acquisition of shares of Buyer’s Common Stock as represented hereby, (iii) by reason of such Seller’s financial and business experience, has the capacity to protect such Seller’s interest in connection with the acquisition of shares of Buyer’s Common Stock as represented hereby, (iv) is financially able to bear the economic risk of an investment in shares of Buyer’s Common Stock as represented hereby, including the total loss thereof, (v) is either (x) an individual or (y) a Person that is not an individual and was not formed solely for the purpose of acquiring shares of Buyer’s Common Stock, (vi) has received and reviewed all information such Seller considers necessary or appropriate for deciding about an investment in shares of Buyer’s Common Stock, (vii) has had an opportunity to ask questions and receive answers from Buyer and its officers and employees regarding an investment in shares of Buyer’s Common Stock and regarding the business, financial affairs and other aspects of Buyer, and (viii) has further had the opportunity to obtain any information (to the extent Buyer possess or can acquire such information without unreasonable effort or expense) which such Seller deems necessary to evaluate an investment in shares of Buyer’s Common Stock and to verify the accuracy of information otherwise provided to such Seller.
(b)    Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.
(c)    Such Seller acknowledges and understands that (i) the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby have not been registered under the Securities Act in reliance, in part, on the representations and warranties of Seller in this Section 3.7(c) and (ii) such shares are being acquired by such Seller for investment purposes for such Seller’s own account only and not for sale or with a view to distribution of all or any part of such shares. Such Seller has no present plan or intention to sell, exchange or otherwise dispose of any of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.
(d)    Such Seller understands (i) that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby are “restricted securities” under the federal securities laws in that such shares will be acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise such shares must be held indefinitely, and (ii) the resale limitations imposed by the Securities Act as well as Rule 144 (“Rule 144”) of the SEC and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” including the requirement that the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby, unless registered for resale under the Securities Act, must be held for at least six (6) months after issuance from Buyer (or (1) year in the absence of publicly available information about Buyer) and the condition that there be available to the public current information about Buyer under certain circumstances.
(e)    Such Seller further agrees not to make any disposition of all or any portion of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, any applicable requirements of state securities laws, and any applicable Buyer policies concerning trading blackout periods; or (ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by Buyer, such Seller shall have furnished to Buyer a written opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law; provided, however, that (x) Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 so long as Buyer is provided on a timely basis with all certificates and other information Buyer may reasonably request to permit Buyer to determine that the subject disposition is, in fact, exempt from the registration requirements of the Securities Act pursuant to Rule 144, (y) in addition to the other matters set forth in this paragraph, such Seller shall promptly forward to Buyer a copy of any Form 144 filed with the SEC with respect to any proposed disposition and a letter from the executing broker satisfactory to Buyer evidencing compliance with Rule 144, and (z) if Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any proposed disposition have changed from its present interpretations thereof as of the Closing Date, such Seller shall provide Buyer with such additional documents and assurances as Buyer may reasonably require.
(f)    Such Seller understands that the certificates evidencing the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby may bear one or all of the following legends (or substantially similar legends):
(i)    “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”
(ii)    Any legend required by applicable state securities laws.
Such Seller understands and agrees that stop transfer instructions may be given to Buyer’s transfer agent with respect to the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby.
(g)    Such Seller has carefully read the provisions of this Agreement, including the provisions of this Article III, and has discussed their requirements and other applicable limitations upon such Seller’s ability to sell, transfer or otherwise dispose of the shares of Buyer’s Common Stock issuable to such Seller as contemplated hereby, to the extent that such Seller felt necessary, with such Seller’s personal counsel or counsel to the Company.
3.8    Taxes. Seller has been advised and has had the opportunity to seek the advice of such Seller’s tax advisor and to make such Seller’s own determination with respect to this Agreement and the transactions contemplated hereby.
3.9    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, such Seller has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of such Seller.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth on the Disclosure Schedule, the Company hereby represents and warrants to Buyer and Merger Sub as of the Agreement Date and as of the Closing Date as follows:
4.1    Organizational Matters.
(a)    Valid Existence; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now or currently proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing under the laws of Delaware and California, which represent all of the jurisdictions in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary.
(b)    Operations. California is the only state, and the United States is the only country, in which the Company has any employee or officer (each a “Current Employee”) or has assets or leases real property. Current Employees, together with any former employees or officers of the Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 4.1(b) of the Disclosure Schedule lists each state and country in which the Company has any individual consultant or independent contractor or director (who is not an Employee) (each a “Current Consultant”) as of the Agreement Date. Current Consultants, together with any former individual consultant or independent contractor or director (who is not an Employee) of the Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”
(c)    Subsidiaries. The Company has no Subsidiaries. The Company does not own and never has owned, directly or indirectly, any shares of capital stock, voting securities, or equity interests in any Person. The Company has no obligation to make an investment (in the form of a purchase of equity securities, loan, capital contribution or otherwise) directly or indirectly in any Person.
(d)    Corporate Documents. The Company has delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company in each case as the same may have been amended from time to time (the “Company Charter Documents”). All such Company Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of the Company Charter Documents. The Company’s board of directors has not proposed or approved any amendment of any of the Company Charter Documents. The Company has delivered to Buyer and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of the stockholders, the board of directors and each committee of the board of directors of the Company held since the Reference Date.
(e)    Officers and Directors. Section 4.1(e) of the Disclosure Schedule lists all of the directors and officers of the Company as of the Agreement Date.
4.2    Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of the Company (any such event, a “Conflict”) under (a) any provision of the Company Charter Documents or any resolutions adopted by the Company’s board of directors or the Sellers, (b) any material Contract to which the Company is a party or by which any of its properties or assets may be bound or affected, or (c) any Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Immediately following the Closing Date, the Company shall continue to be permitted to exercise all of its rights under all material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such material Contracts had the Transactions contemplated by this Agreement not occurred.
4.3    Capitalization.
(a)    Authorized and Issued Securities. The authorized capital stock of the Company consists of 15,700,000 shares of Company Common Stock and 4,459,633 shares of Company Preferred Stock, all of which shares are designated as Series Seed Preferred Stock. The capitalization of the Company is as follows: (i) 8,500,000 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held by the Company in its treasury, (iii) 1,553,722 shares of Company Common Stock are subject to outstanding options under the Company Option Plan (i.e., the Company Options), 744,428 shares of which are subject to Vested Company Options and 809,294 shares of which are subject to Company Options that are not Vested Company Options, (iv) no outstanding options have been issued outside the Company Option Plan, (v) 4,074,251 shares of Company Preferred Stock are issued and outstanding, all of which shares are Series Seed Preferred Stock, (vi) no shares of Company Preferred Stock are subject to Company Options, and (vii) a sufficient number of each class and series of shares of Company Capital Stock is available for issuance upon exercise of outstanding Company Options and upon conversion of the Company Preferred Stock into Company Common Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Except as set forth in this Section 4.3(a), there are no, and as of the Closing there shall be no, shares of Company Capital Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Capital Stock.
(b)    Ownership of Stock, Options and Warrants. Section 4.3(b) of the Disclosure Schedule sets forth a complete and accurate list of each of the record holders of (i) each class or series of the Company Capital Stock and the number of shares of each such class or series of Company Capital Stock held by each Seller as of the Agreement Date and the number of shares or other securities into which such Company Capital Stock is convertible, listed by class and series, (ii) all Company Options and the exercise price, date of grant and number of shares of Company Common Stock for which such Company Options are exercisable by each such Company Optionholder as of the Agreement Date and the expiration date of each such Company Option. All issued and outstanding shares of Company Capital Stock are owned of record and beneficially, as set forth in Section 4.3(b) of the Disclosure Schedule.
(c)    Valid Issuance; No Preemptive or Other Rights.
(i)    All issued and outstanding shares of Company Capital Stock (x) are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options and the conversion of outstanding shares of any Company Preferred Stock shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and (y)  are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws. Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date. The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.
(ii)    The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Charter Documents. There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Capital Stock. The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Capital Stock, voting securities or equity interests) of the Company. To the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
(iii)    True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered to Buyer; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Buyer; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not materially deviate from such form agreements and instruments.
4.4    No Consents or Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no consents or approvals of, filings with, or notices to any Governmental Authority or Person are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, the consummation of the Transactions (including the Stock Purchase and the Merger), and the operation of the Company’s business in the ordinary course after Closing, including the continued validity of the Company’s Permits.
4.5    Financial Matters.
(a)    Financial Statements.
(i)    Prior to the Agreement Date, the Company has delivered to Buyer true and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (w) the audited balance sheet and related audited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2018 (December 31, 2018, the “Balance Sheet Date”); (x) the unaudited balance sheets and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2016 and 2017; (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the three-month period ended March 31, 2019; and (z) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the five-month period ended May 31, 2019 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).
(ii)    The books and records of the Company (x) have been and are being maintained in accordance with GAAP and (y) are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.
(b)    Fair Presentation. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of March 31, 2019 and the Interim Balance Sheet Date and for the three-month and five-month periods ended March 31, 2019 and the Interim Balance Sheet Date are subject to normal year-end adjustments (which shall not be material individually or in the aggregate). Since the Reference Date, the Company has not effected any material change in any method of accounting or accounting practice.
(c)    Internal Controls; Financial Controls. The Company maintains systems of internal accounting and financial reporting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect, in all material respects, the Company’s transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Company’s board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Financial Statements. The Company has delivered to Buyer a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other Employees or Consultants who have or had a significant role in the internal control over financial reporting of the Company. Since the Reference Date, there have been no material changes in the Company’s internal control over financial reporting.
(d)    No Undisclosed Liabilities. The Company does not have any Liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction and Bonus Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not in excess of $25,000 in the aggregate.
(e)    Off-Balance-Sheet Arrangements. There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company.
(f)    Inventory. All inventory of the Company as of the Agreement Date, if any, consists of a quality and quantity usable and saleable in the Ordinary Course of Business. All inventory not written off has been priced at the lower of cost or market value on a first in, first out basis. The quantities of each item of inventory as of the Agreement Date are reasonable in the present circumstances of the Company.
(g)    Bank Accounts. Section 4.5(g) of the Disclosure Schedule sets forth an accurate list and summary description (including name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.
(h)    Company Debt. Except as set forth in Section 4.5(h) of the Disclosure Schedule, there is no Company Debt. With respect to each item of Company Debt, Section 4.5(h) of the Disclosure Schedule accurately sets forth the name of the creditor, the Contract under which such debt was issued, the name and address of the creditor, the principal amount of the debt and a description of the collateral if secured. The Company is not in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of the Company’s business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided to Buyer.
4.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and (b) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company that materially and adversely affects the use thereof. Since the Interim Balance Sheet Date, the Company has been operated in the Ordinary Course of Business. Without limiting the foregoing, since the Interim Balance Sheet Date the Company has not taken any action described in Section 6.1 that if taken after the Agreement Date and prior to the Closing would violate such provision.
4.7    Legal Proceedings. Since the Reference Date, there have not been and there are no pending Actions, and to the Knowledge of the Company, there are no Actions threatened, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such, nor to the Knowledge of the Company, are there any circumstances that would constitute a basis therefor.
4.8    Compliance with Laws; Permits.
(a)    The Company is and has at all times been, in compliance in all material respects with all Laws applicable to the Company or any of its properties, assets, business or operations, including the Health Care Laws. The Company holds all Permits necessary to conduct its business and own, lease and operate its properties and assets and all such Permits are in full force and effect. The Company is and has always been, in compliance in all material respects, with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities. Section 4.8(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Company. The Company has not received written notice from any Governmental Authority claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a material penalty with respect to any alleged failure by the Company to have or comply with any Permit.
(b)    Neither the Company, nor any of its officers, directors, Employees, Consultants or agents, have, in the operating of the Company’s business, engaged in any activities which are prohibited or are cause for material criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.
(c)    Neither the Company, nor any of its directors, officers, Employees, Consultants, or agents has, directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.
(d)    (i) Each Employee and Consultant of the Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect, and (iii) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.
(e)    Neither the Company nor any of its Employees, Consultants or agents has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.
(f)    The Company is, and since the Reference Date has been, in compliance in all material respects with all applicable Information Privacy and Security Laws relating to the privacy, security, use and disclosure of health information, including “protected health information” or “PHI” as defined under HIPAA and information related to genetic testing and genetic test results, created, used, disclosed or stored in the course of the operations of the Company. The Company has the necessary agreements with any “business associates” of the Company (as such term is defined by and as such agreements are required by HIPAA). True and complete copies of all HIPAA and health information privacy policies that have been used by the Company for the past three years have been provided to Buyer and such privacy policies are in compliance with all applicable Information Privacy and Security Laws. Since the Reference Date, the Company has complied in all material respects with all Personal Data Obligations. No actions have been asserted or, to the Knowledge of the Company, threatened against the Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.
(g)    With respect to all health information, “protected health information” or “PHI,” as such term is defined under HIPAA, and genetic testing information as described in Section 4.8(f), the Company has taken commercially reasonable steps (including implementing and monitoring compliance with administrative, physical and technical safeguards) designed to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse. Since the Reference Date, there has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI. The Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured PHI in accordance with Company’s legal and contractual obligations.
4.9    Taxes.
(a)    The Company has paid all Taxes owed by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return. Since the Balance Sheet Date, the Company has incurred no Liability for Taxes arising outside of the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens). The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.
(b)    The Company has timely filed all material Tax Returns that are required to have been filed by or with respect to the Company. All such Tax Returns were, when filed, true, correct and complete in all material respects. The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not be finally resolved.
(c)    The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by the Company to any Employee, Consultant, creditor, stockholder or other third party.
(d)    No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company, which deficiencies have not been finally resolved, and there is no outstanding audit, assessment, dispute or claim concerning any Tax Liability of the Company either within the Company’s Knowledge or claimed, pending or raised by an authority in writing, which audit, assessment, dispute or claim has not been finally resolved.
(e)    The Company (i) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return and (ii) has no Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, or pursuant to a Tax Sharing Agreement.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company has disclosed on its federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h)    The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement, including this Agreement, that under certain circumstances could obligate it to make any payments to any “disqualified individual” within the meaning of Section 280G of the Code that shall not be fully deductible under Section 280G of the Code.
(i)    The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested by the Company prior to the Closing; (ii) agreement entered into by the Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by the Company prior to the Closing; (iv) prepaid amounts received or paid by the Company prior to the Closing other than amounts consistent with the deferred revenue shown on the Estimated Balance Sheet; (v) application by the Company of the long-term method of accounting prior to the Closing; (vi) any cancellation of debt income recognized by the Company pursuant to Section 108 of the Code with respect to the Company Debt that is properly allocable to the Pre-Closing Tax Period; or (vii) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument by the Company occurring prior to the Closing.
(j)    Within the last two years, the Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)    The Company does not have nor has it ever had a permanent establishment in any foreign country. The Company does not engage nor has it ever engaged in a trade or business in any foreign country that would cause the Company to be obligated to pay Taxes or file Tax Returns in such country.
(l)    The Company has delivered to Buyer correct and complete copies of all federal and state income Tax Returns filed and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to Taxes for all taxable periods ending on or prior to the Agreement Date.
(m)    The Company does not own an equity interest in any Person that is treated as (i) a “controlled foreign corporation” as defined in Section 957 of the Code or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(n)    Section 4.9(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which the Company pays Taxes or files Tax Returns and the nature of the Taxes, if any, paid in such jurisdictions by the Company.
(o)    The Company has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Tax Law.
(p)    All Taxes (including sales tax, use tax and value-added tax) that were required to be collected or self-assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been remitted.
(q)    No power of attorney that has been granted by the Company with respect to any matter relating to the Taxes of the Company is currently in force.
(r)    The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.
(s)    The Company has never been a “personal holding company” within the meaning of Section 542 of the Code.
(t)    The Company is not and has never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements between or among the Company and any related parties and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s transactions or agreements with unrelated third parties.
(u)    No representation or warranty is made herein regarding the amount or availability in any Tax period or portion thereof beginning after the Closing Date of any net operating loss carryforward, capital loss carryforward, research and development credit or other Tax attribute arising in any Pre-Closing Tax Period, nor may any representation or warranty in this Section 4.9, other than Section 4.9(e) and Section 4.9(i), be relied on for purposes of any Tax period beginning after the Closing Date.
4.10    Employee Benefits and Labor Matters.
(a)    Plans and Arrangements. Section 4.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.
(b)    Plan Documents. With respect to each Company Plan, the Company has delivered to Buyer a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements, plans and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) the results of the non-discrimination testing for the most recent three (3) years; (iii) Forms 5500 and all schedules thereto for the most recent three (3) years; (iv) the most recent actuarial report, if any; (v) the most recent IRS determination or opinion letter; (vi) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings within the last three (3) years; (vii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (viii) written descriptions of all non-written Company Plans.
(c)    ERISA. No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other trade or business (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied. Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six (6) years. No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. During the past six (6) years, neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates. Neither the Company nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has, to the Company’s Knowledge, engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject the Company (or any Employee) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.
(d)    Status of Plans. Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code has received a favorable determination letter from the IRS or is the subject of a favorable prototype opinion letter from the IRS as to its qualification under the Code and any trusts intended to be exempt from federal income taxation under the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of such qualification or exemption. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, any similar state law and at the expense of the participant or the participant’s beneficiary.
(e)    Contributions to Plans. All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), if any, have been timely made. There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.
(f)    Conformity with Laws. All Company Plans have been established, operated and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing. There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action. There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority. The Company has satisfied obligations applicable to the Company under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date. Section 4.10(f) of the Disclosure Schedule lists each individual who, as of the Agreement Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.
(g)    Leased Employees. The Company has no Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) and has no liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.
(h)    Employment Matters.
(i)    Section 4.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the Agreement Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by the Company, and for each such Current Employee or such Current Consultant, the amount of all material incentive compensation paid or payable to such person for the current calendar year, and each such Current Employee’s or such Current Consultant’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant or independent contractor). Other than as fully reflected or specifically reserved against in accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor any Seller has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant. The Company has delivered to Buyer a true and complete copy of the employee handbook for the Company, if any, and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.
(ii)    To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with the Company.
(iii)    The Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law for each Employee with respect to whom such form is required by applicable Law. The Company has complied with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers. The Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.
(iv)    Except as set forth in Section 4.10(h)(iv) of the Disclosure Schedule:
(A)    since the Reference Date, (x) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act, Occupational Safety and Health Act of 1970 and any and all similar applicable state and local Laws; and (y) the Company has not been engaged in any unfair employment practice, as defined in the National Labor Relations Act or other applicable Law;
(B)    since the Reference Date, the Company has not received a written notice, citation, complaint or charge asserting any violation or liability under the federal Occupational Safety and Health Act of 1970 or any similar applicable Law regulating employee health and safety;
(C)    (u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on the Company with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;
(D)    since the Reference Date, the Company has not received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by the Company, nor, to the Knowledge of the Company, has any such charge been threatened;
(E)    all Current Employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) the Company’s relationships with all individuals who act as Consultants to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;
(F)    since the Reference Date, the Company has not effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company; and
(G)    any individual performing services for the Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to the Company, has been correctly classified and is in fact not a common law employee of the Company or any Subsidiary.
(i)    Effect of Transaction. Except for the payment of the consideration under Article II, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by the Company to any Employee or Consultant. Each amount set forth in Section 4.10(i) of the Disclosure Schedule which is an “excess parachute payment” within the meaning of Section 280G of the Code is identified as such.
(j)    Compliance with Section 409A of the Code. To the extent that any Company Plan is a Nonqualified Deferred Compensation Plan, such Company Plan is in documentary and operational compliance with, in all material respects, Section 409A of the Code and all applicable guidance issued by the IRS thereunder (or could be made compliant without applicable penalties in accordance with such guidance). No payment pursuant to any Company Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company would subject any person to tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the Transactions or otherwise. There is no Contract or arrangement to which the Company, or to the Knowledge of the Company, any Company Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.
(k)    Plans Outside the United States. No Company Plan is subject to the laws of any jurisdiction other than the United States of America.
(l)    Plan Termination. Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to the Company, Buyer or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event), and each asset held under any Company Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan.
4.11    Environmental Matters. The Company is, and at all times has been, in material compliance with all applicable Environmental Laws. There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property or premises currently or formerly owned, operated or leased by the Company. The Company has not received any notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to the Company or any real property or premises currently or formerly owned, operated or leased by the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability. The Company has not stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Materials) or owned, occupied or operated any Premises or property in a manner that has given or could give rise to any material Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws. No property or facility now or, to the Knowledge of the Company, previously owned, occupied or operated by the Company, is currently listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed or proposed to be listed on the National Priorities List or on any analogous state or local list. The Company has delivered to Buyer a true and complete list of environmental reports, audits assessments and investigations in the Company’s possession or control which relate to the Premises and the real property in the Company’s possession or control. To the Company’s Knowledge, there have been no Releases at any real property and there are no above-ground, underground, storage tanks, oil/water separators, sumps, septic systems, or polychlorinated biphenyls (PCBs) or any PCB-containing equipment located on any real property.
4.12    Contracts.
(a)    Specified Material Contracts. Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company is not a party to, does not have any obligations, rights or benefits under and none of its assets or properties are bound by any:
(i)    Contracts that purport to limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;
(ii)    Contracts: (x) with any Employee and any offer letters for employment or consulting with the Company, that (A) provide for anticipated annual compensation or other payments in excess of $50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;
(iii)    Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);
(iv)    Contracts with any present or former officer, director or stockholder of the Company, or any Affiliate of such officer, director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability to the extent not included in subsection (ii) above), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with Company policy and practice;
(v)    Contracts under which the Company has advanced or loaned any money to any of the Employees or Affiliates of the Company where there is still an outstanding amount due to the Company under such Contract, other than advances or reimbursements for travel and entertainment expenses consistent with Company policy and past practice;
(vi)    Contracts granting any power of attorney with respect to the affairs of the Company or otherwise conferring agency or other power or authority to bind the Company other than to officers and attorneys in the Ordinary Course of Business;
(vii)    Partnership or joint venture agreements;
(viii)    Contracts for the acquisition, sale or lease of properties or assets other than in the Ordinary Course of Business;
(ix)    Contracts with a Governmental Authority;
(x)    Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by the Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by the Company, or any guarantees of the foregoing by third parties for the Company’s benefit;
(xi)    Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of the Company;
(xii)    Voting agreements or registration rights agreements relating to Company Capital Stock to which the Company is a party;
(xiii)    Lease or rental Contracts relating to personal property;
(xiv)    Contracts providing for indemnification by the Company other than (x) customary indemnities against breach of the obligations contained in such Contract that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;
(xv)    Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $25,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);
(xvi)    (x) Any Contracts to provide services to any Person involving consideration in excess of $25,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;
(xvii)    Contracts related to the manufacturing, transport, transfer, distribution or storage of any Product and Service involving consideration in excess of $25,000 in the current or either of the two (2) previous fiscal years;
(xviii)    Contracts relating to capital expenditures and involving obligations after the Agreement Date in excess of $25,000 and not cancelable without penalty;
(xix)    Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity;
(xx)    Contracts with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;
(xxi)    Contracts (other than as set forth above) that are material to the Company’s Products and Services or business; and
(xxii)    Contracts to enter into or negotiate the entering into of any of the foregoing.
(b)    Documentation. The Company has delivered to Buyer (a) true and complete copies of each written Material Contract and (b) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.
(c)    Status of Material Contracts. Each of the Contracts required to be listed in Section 4.12(a) of the Disclosure Schedule, each of the Real Property Leases and each of the material IP Contracts (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and is enforceable in accordance with its terms by the Company. The Company is not in material breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in material liability to the Company. To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. The Company has not received notice of any termination or cancellation of any Material Contract and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract. The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract. The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract. None of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company under such Material Contract or any other material term or provision thereof.
4.13    Assets: Title, Sufficiency, Condition. The Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its assets whether real or personal, tangible or intangible, including those that are used in the conduct of its business, located on its Premises or reflected in the Interim Balance Sheet as being owned by the Company or acquired after the date thereof (other than inventory disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet) (the “Assets”), free and clear of all Liens except Permitted Liens. The Assets constitute, in all material respects, all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the Company’s Business as Currently Conducted or Proposed. All of the material fixtures and other material improvements to the Leased Real Property and all of the tangible personal property other than the inventory (a) are in all material respects adequate and suitable for their present uses, (b) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (c) have been maintained in all respects in accordance with normal industry practice.
4.14    Real Property.
(a)    Section 4.14(a) of the Disclosure Schedule (a) sets forth a list of the addresses of all real property leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company (the “Leased Real Property”), and (b) identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).
(b)    The Company does not own, and has never owned, any real property.
(c)    There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupancy of any of the Leased Real Property and there is no Person (other than the Company) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 4.14(c) and Section 4.12(c) are true and correct with respect to the underlying lease.
(d)    The Company has delivered to Buyer true, accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto and no Real Property Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer prior to Closing. With respect to each of the Real Property Leases, (i) the Company has a valid and enforceable leasehold interest in each parcel or tract of real property leased by it, free and clear of all Liens (including liens arising out of any attachment, judgement or execution) affecting the Leased Real Property or the estate or interest created by the Real Property Leases except for the Permitted Liens; (ii) there are no existing defaults thereunder by the Company or any other party to the Real Property Leases; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or any other party to the Real Property Leases, or that could permit the termination, modification, or acceleration of rent thereunder; (iv) there are no pending disputes, actions or proceedings that were brought by the Company against a lessor under a Real Property Lease alleging that such lessor is in default or has committed a breach under such Real Property Lease; (v) the Company has not received any notice from any Governmental Authority of a violation of any governmental requirements (including Environmental Laws) with respect to any of the Leased Real Property and to the Company’s Knowledge, the Leased Real Property is not in violation of any material requirements of same; and (vi) the Company has not used, generated, stored, released, discharged, transported, handled, or disposed of any hazardous materials on, in or in connection with any parcel of Leased Real Property except as expressly permitted pursuant to the terms of the Real Property Leases.
(e)    No eminent domain, condemnation or zoning, building code or other moratorium Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. None of the Company’s current uses of the Leased Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the Leased Real Property. There have been no special assessments filed, or, to the Company’s Knowledge, proposed against the Leased Real Property or any portion thereof. None of the Leased Real Property has been damaged or destroyed by fire or other casualty.
(f)    All Premises are supplied with utilities and other services necessary for the operation of such Premises as the same are currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via irrevocable appurtenant easements benefitting the parcel of Leased Real Property on which such Premises is located, in each case, to the extent necessary for the conduct of the Company’s business.
4.15    Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.
(a)    Company Intellectual Property Rights and Company Technology.
(i)    The Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein for all purposes necessary to the Company’s Business as Currently Conducted or Proposed. Except for (x) the Technology and Intellectual Property Rights licensed to the Company pursuant to Inbound IP Contracts, (y) Shrink Wrap Licenses, and (z) open source software licenses with respect to Public Software disclosed on Section 4.15(f) of the Disclosure Schedule, none of the Company Technology or Company Intellectual Property Rights is owned by any third party. The Company exclusively owns all Company Technology that are owned or purported to be owned by the Company, including Proprietary Software, and all Company Intellectual Property Rights that are owned or purported to be owned by the Company, free and clear of all Liens other than with respect to the Permitted Liens.
(ii)    Section 4.15(a)(ii) of the Disclosure Schedule contains a list of Proprietary Software. Except as disclosed by Section 4.15(a)(ii) of the Disclosure Schedule: (A) the Company has used commercially reasonable efforts to maintain and protect all Proprietary Software (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by the Company (other than those subcontractors listed on Section 4.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of the Company; (B) no licenses or rights (including contingent rights) have been granted by the Company, or any of its Affiliates, to any Person to access, use or distribute any source code of any Proprietary Software; (C) the Company has complete and exclusive right, title and interest in and to all Proprietary Software; (D) the Company has developed the Proprietary Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees); (E) the Proprietary Software includes the current source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language actually created, owned and used by the Company for the development, maintenance, and implementation thereof; and (F) there are no Contracts in effect with respect to the marketing, distribution, or licensing of the Proprietary Software by any other Person.
(b)    Infringement. Neither (i) the operation of the Company’s Business as Currently Conducted or Proposed, nor (ii) any of the Products and Services, nor (iii) any Company Technology that is owned by the Company, nor (iv) the Company’s use of Technology licensed to the Company pursuant to the Nonexclusive Agreement, dated April 30, 2018, by and between The Board of Trustees of the Leland Stanford Junior University and the Company (the “Stanford License”), has infringed upon, diluted, misappropriated or violated, or will infringe upon, dilute, misappropriate or violate, any Intellectual Property Rights of any Person. The Company has not (x) received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Company’s business) or (y) agreed to, and has no contractual obligation to, indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights except pursuant to the applicable Outbound IP Contracts. To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights that are owned by the Company at any time since the Reference Date. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any facts or circumstances supporting a claim challenging the Company’s ownership of the Company Intellectual Property Rights that are owned by the Company or alleging that any of the Company Intellectual Property Rights that are owned by the Company are invalid or unenforceable.
(c)    Scheduled IP. Section 4.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, cancelled or abandoned. Section 4.15(c) of the Disclosure Schedule also identifies each trade name, each unregistered trademark, service mark, or trade dress owned or exclusively licensed by the Company that, in each case, is material to the Business of the Company.
(d)    IP Contracts. Section 4.15(d) of the Disclosure Schedule identifies under separate headings each Contract under which the Company uses or licenses Company Technology or Company Intellectual Property Rights that are material to the Company’s Business as Currently Conducted or Proposed and that any Person besides the Company owns, including Software other than Proprietary Software that is licensed to or used by the Company or any of its Affiliates and is related to Company’s business (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in Company Intellectual Property Rights that are owned by the Company including any right to use or access any item of the Company Technology that is owned by the Company, excluding non-disclosure agreements between the Company and third parties for the purpose of exchanging confidential information and agreements with employees or subcontractors of the Company (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”). None of the Inbound IP Contracts are subject to any transfer, assignment, change of control, or site limitation. Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments or otherwise have any liability to any Person for the use of any Intellectual Property Rights or Technology. The Company has paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by the Company or any of its Affiliates within thirty (30) days following the Closing Date or will otherwise become immediately due (whether or not such payments are contingent upon notice by the Company or the licensor to the other regarding the Transactions) solely as a result of, or attributable to, the Transactions contemplated herein.
(e)    Confidentiality and Invention Assignments. The Company has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of the Company’s confidential information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts. All Employees and Consultants of the Company who (i) in the normal course of their duties are involved in the creation of any Company Technology that is incorporated in any Product and Service of the Company or (ii) have in fact created Company Technology that is incorporated in any Product and Service of the Company, have executed contracts that irrevocably assign to the Company (to the extent permitted by applicable Laws) on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such Product and Service. To the Knowledge of the Company, no Employee or Consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with the Company. All authors of any works of authorship in the Company Technology that is owned by the Company have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Laws or such authors prepared such works in jurisdictions that do not recognize moral rights.
(f)    Open Source Software. Except as disclosed on Section 4.15(f) of the Disclosure Schedule, none of the Company Technology that is owned by the Company, Proprietary Software, or any Product or Service of the Company (including any software, middleware, firmware) constitutes, contains, or is dependent upon any Public Software. The software disclosed on Section 4.15(f) of the Disclosure Schedule has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Company working on the development of Company’s software, firmware or middleware for the benefit of the Company and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent. None of the Company Technology that is owned by the Company, Proprietary Software, nor any Product and Service of the Company is subject to any IP Contract or other contractual obligation that would require the Company to publicly divulge any source code or trade secret that is part of the Company Technology.
(g)    Privacy and Data Security.
(i)    Since the Reference Date, the use and dissemination by the Company of any Personal Data is in compliance in all material respects with the Company’s privacy policies and terms of use, all applicable Information Privacy and Security Laws and all other Personal Data Obligations. No Personal Data is stored or otherwise maintained outside the United States by the Company or any third party. The Company has not engaged in cross-border processing of Personal Data. True and complete copies of all privacy policies that have been used by the Company since the Reference Date have been provided to Buyer. The Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company.
(ii)    The Company does not Collect or Use Personal Data from any Person in any manner other than as described in the Contracts and privacy policies delivered to Buyer.
(iii)    The Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Information Privacy and Security Laws and all Contracts to which the Company is bound. Since the Reference Date, the Company has complied in all material respects with the terms of all Contracts to which the Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data).
(iv)    At any time since the Reference Date, there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law regarding, or any unauthorized access, disclosure, or use of, any data or information used by the Company, including Personal Data. No written notice has been provided to the Company by a third party vendor or any other person of any security breach relating to Personal Data. Since the Reference Date, the Company has not experienced a loss or unauthorized disclosure, use, or breach of privacy or security of any Personal Data in the custody or control of the Company that would have required notice to any third Person (including any Governmental Authority or parties to any Contract) under any applicable Law. No Person (including any Governmental Authority) has commenced any Action relating to the Company’s information privacy or data security practices, or to the Knowledge of the Company, threatened any such Action or made any complaint, investigation, or inquiry relating to such practices.
(v)    The Company does not (x) have or solicit any customers in the European Economic Area, or (y) knowingly process, transmit, or store any Personal Data of any Persons located in the European Economic Area.
(vi)    The Company has taken all required steps to limit access to Personal Data to: (x) those Company personnel and third-party vendors providing services to or on behalf of the Company who have a need to know such Personal Data in the execution of their duties to the Company; and (y) such other Persons permitted to access such Personal Data in accordance with the privacy policies and terms of use, all applicable Information Privacy and Security Laws and all Contracts to which the Company is bound.
(vii)    The Company maintains a written technical information security program that contains commercially reasonable administrative, technical and physical safeguards (including encryption) compliant in all material respects with applicable Information Privacy and Security Laws (the “Security Program”). The Company’s Security Program is designed to: (v) protect the integrity and confidentiality of Personal Data; (w) protect against reasonably anticipated threats or hazards to the security of Personal Data; (x) protect against the unauthorized access, disclosure or use of Personal Data; (y) address computer and network security; and (z) provide for the secure destruction and disposal of Personal Data. The Security Program has been updated as required by all applicable Information Privacy and Security Laws. All third-party vendors or persons with access to Personal Data have entered into contracts or written agreements with the Company requiring that such vendors or persons maintain a substantially similar security program to the extent required under applicable Information Privacy and Security Laws.
(h)    Effect of Transactions on Company Technology Rights or Data Privacy. The Transactions (including the Stock Purchase and the Merger) shall not adversely affect the Company’s ownership of any Company Technology that is owned by the Company or the Company’s legal right and ability to continue using the Company Technology in the operation of the Company’s Business on or after the Closing to the same extent as the Company Technology is used in the operation of the Business prior to the Closing. The Transactions (including any transfer of Personal Data resulting from the Transactions) (i) comply with all Personal Data Obligations of the Company, and (ii) comply (and the disclosure to and transfer to the Buyer of such Personal Data at the Closing, and the use by Buyer of such Personal Data at and after the Closing in the same manner as such Personal Data is used by the Company prior to the Closing, will comply) with all applicable Information Privacy and Security Laws (including any such Laws and regulations in the jurisdictions where the Personal Data is collected).
(i)    Information Systems. The Company owns, leases or licenses all Information Systems that are used in the Business of the Company. In the last twelve (12) months there have been no material failures, breakdowns, outages or unavailability of such Information Systems and the DR Plans were not activated other than for testing purposes. On and immediately after the Closing, the Information Systems shall be in the possession, custody or control of the Company, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing.
(j)    Disaster Recovery. The Company has delivered to Buyer a true and complete copy of the DR Plans. To the Knowledge of the Company, the DR Plans are consistent with industry standards and applicable Laws. The DR Plans are designed to ensure, at a minimum, the ability of the Company to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of the Company that the Company is required to maintain pursuant to any Contract, internal policy or applicable Law.
4.16    Insurance. Section 4.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies. The Company has delivered to Buyer complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has not failed to give proper notice of any claim under any such policy in a valid and timely fashion. The Company has not received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Agreement Date or at any time since the Reference Date.
4.17    Related Party/Affiliate Transactions. There are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities. No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business. The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products, or Technology from, or sells or furnishes any services, products or Technology to, any Related Party. All transactions pursuant to which any Related Party has purchased any services, products, or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
4.18    Suppliers. Section 4.18 of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of the Company (measured in terms of total expenses) attributable to each such Person (a) during the year ended December 31, 2018, and (b) during the five-month period ended May 31, 2019 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Company from each such Top Supplier during such period. Since the Balance Sheet Date, no Top Supplier has (i) ceased or materially reduced its sales or provision of services to the Company or changed the pricing or other terms of the business it does with the Company, or (ii) to the Knowledge of the Company threatened to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business. No Top Supplier has pending or to the Company’s Knowledge, has any basis to threaten, any Action against the Company.
4.19    Certain Business Practices. Neither the Company nor any Employee or agent, acting on behalf of the Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended or (d) made any other unlawful payment of a type similar to those described above in this Section 4.19.
4.20    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by the Company to any third party other than the Company Transaction and Bonus Expenses.
4.21    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedule), the Company has not made and does not make any other express or implied representation or warranty, either written or oral, with respect to the Company or its Business in connection with the transactions contemplated by this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the Agreement Date and as of the Closing Date as follows:
5.1    Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub (a) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (b) is a disregarded entity for federal income Tax purposes and (c) will not elect to be treated as anything other than a disregarded entity for federal income Tax purposes as of immediately following the Effective Time. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
5.2    Authority; Non-Contravention.
(a)    Each of Buyer and Merger Sub has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Stock Purchase and the Merger). The execution, delivery and performance by each of Buyer and Merger Sub of the Transaction Agreements to which it is a party and the consummation by Buyer and Merger Sub of the Transactions (including the Stock Purchase and the Merger) have been duly authorized and approved by Buyer’s board of directors and the sole member of Merger Sub and no other corporate action on the part of Buyer or Merger Sub is necessary to authorize the execution, delivery and performance by each of Buyer and Merger Sub of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Stock Purchase and the Merger). This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which each of Buyer and Merger Sub is a party shall be, duly executed and delivered by Buyer and Merger Sub. Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which each of Buyer and Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    Neither the execution and delivery of the Transaction Agreements to which each of Buyer and Merger Sub is a party, nor the consummation by Buyer and Merger Sub of the Transactions (including the Stock Purchase and the Merger), nor compliance by Buyer and Merger Sub with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Buyer and Merger Sub or (ii) assuming that the consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law applicable to Buyer and Merger Sub or any of their respective properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer and Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Buyer and Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Buyer and Merger Sub to consummate the Transactions (a “Buyer Material Adverse Effect”).
5.3    Governmental Approvals. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Buyer and Merger Sub of this Agreement or the consummation by Buyer and Merger Sub of the transactions contemplated hereby, except for (a) a filing with the New York Stock Exchange in respect of the shares of Buyer’s Common Stock issuable pursuant to this Agreement, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.
5.4    SEC Documents.
(a)    Buyer has filed all reports required to be filed by it with the SEC since January 1, 2018, and Buyer has made available to the Sellers (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, “Buyer’s SEC Documents”). As of their respective dates, each of the Buyer’s SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and none of the Buyer’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).
5.5    Shares of Common Stock. The shares of Buyer’s Common Stock to be issued and delivered to the Sellers in accordance with this Agreement, when so issued and delivered, will be (a) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Charter Documents of Buyer or any agreement to which Buyer is a party, and (b) based in part upon the statements of the Sellers in Article III, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.
5.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Buyer Material Adverse Effect.
5.7    Availability of Funds. On the Closing Date, Buyer will have sufficient cash or other sources of immediately available funds to enable Buyer to consummate on a timely basis the Transactions (including the Stock Purchase and the Merger). Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.
5.8    No Reliance. Buyer and Merger Sub expressly agree and acknowledge that except for the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Schedule), as applicable, neither the Sellers nor the Company have made or are making any express or implied representation or warranty, either written or oral, on behalf of such Sellers or with respect to the Company. There is and has been no reliance by Buyer, Merger Sub or any of their respective affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or authorized agents on any such representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Buyer, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof.
ARTICLE VI

CERTAIN AGREEMENTS OF THE PARTIES
6.1    Conduct of the Business. Except as expressly permitted by this Agreement, or with the prior written consent of Buyer, in its sole discretion or as required by applicable Law, from the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to Article VIII (Termination), the Sellers shall cause the Company to (a) conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (b) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and Employees and (c) maintain in full force and effect all insurance policies described in Section 4.16. Without limiting the generality of the foregoing, until the Closing, the Sellers shall cause the Company not to:
(a)    issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests; provided, however, that the Company may (i) issue shares of Company Common Stock upon the conversion of outstanding shares of Company Preferred Stock or the exercise of Company Options that are outstanding on the Agreement Date and in accordance with the terms thereof and (ii) accelerate the vesting of any Company Options;
(b)    other than as contemplated by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;
(c)    redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;
(d)    declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Sellers in their capacity as stockholders of the Company;
(e)    split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;
(f)    form any Subsidiary;
(g)    incur, guarantee, issue, sell, repurchase, prepay or assume any (i) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company; (ii) obligations of the Company issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of the Company; (iv) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of the Company for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;
(h)    sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets;
(i)    make any capital expenditures in excess of $50,000 in the aggregate;
(j)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;
(k)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $2,500);
(l)    with respect to Contracts, (i) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Agreement Date) other than in the Ordinary Course of Business, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any current or future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (iii) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions, or (iv) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;
(m)    (i) hire or terminate any employees, except for the termination of any employee for cause, (ii) increase the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (iii) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant other than in the Ordinary Course of Business, except as required by the terms of this Agreement, (iv) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by the terms of this Agreement, applicable Law or by the terms of any Company Plan, (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by the terms of this Agreement, applicable Law from time to time in effect or by the terms of any Company Plan or (vi) enter into any Related Party Transaction;
(n)    make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;
(o)    make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;
(p)    amend the Company Charter Documents;
(q)    adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;
(r)    pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 in any one instance or $25,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;
(s)    initiate, settle, agree to settle, waive or compromise any Action;
(t)    accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;
(u)    accelerate or defer the construction of any premises;
(v)    accelerate or defer the purchase of fixtures, equipment, leasehold improvements, or other capital expenditures;
(w)    grant or agree to grant any license to any of the Company’s Intellectual Property Rights;
(x)    hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of the Company;
(y)    enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property or amend, in any respect, or terminate any of the Real Property Leases; or
(z)    agree to take any of the foregoing actions.
Nothing contained in this Agreement shall give Buyer or Merger Sub, directly or indirectly, rights to control any operations of the Company prior to the Closing.
6.2    Actions Required to Consummate Transactions. Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement pursuant to Article VIII (Termination), each of the Parties shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Stock Purchase and the Merger), in each case, as expeditiously as practicable, and (b) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Stock Purchase and the Merger).
6.3    Governmental Authorities. Each of the Parties shall use its commercially reasonable efforts to (a) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Stock Purchase and the Merger), including any proceeding initiated by a private party and (b) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, each of the Parties shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions (including the Stock Purchase and the Merger).
6.4    Public Announcements. Unless otherwise required by (a) applicable Law, (b) stock exchange requirements, or (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereunder, no Party to this Agreement other than Buyer shall at any time make any public announcement or disclosure in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, that, in each case, any party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Total Purchase Price) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives (so long as such Person is directed to maintain the confidentiality of such information).
6.5    Access to Information.
(a)    Access. Subject to the requirements of applicable Law, the Sellers shall, and shall cause the Company to, afford to Buyer and Buyer’s Representatives, from time to time prior to the earlier of (i) the Closing or (ii) the termination of the Agreement pursuant to Section 8.1, access during normal business hours upon reasonable advance notice to (x) all of the Company’s Premises, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (y) to the Representatives of the Company as Buyer may reasonably request and the Company shall furnish promptly to Buyer all information and documents concerning its business, financial condition and operations, properties and personnel related to the consummation of the Transactions or the ownership or operation of the Company’s business as Buyer may reasonably request and Buyer shall be allowed to make copies of such information and documents.
(b)    Updated Financials. Promptly, but in no event later than fifteen (15) calendar days after the end of each month from the Agreement Date until the Closing Date, the Sellers shall cause the Company to provide Buyer with a copy of the true and correct unaudited balance sheets and related statements of income and cash flows of the Company as of and for the period ended the most-recent month-end prepared using the Company’s books and records and in accordance with GAAP consistently applied, together with a copy of the standard monthly reporting package provided to the Company’s management.
6.6    Confidentiality. The Sellers acknowledge that the success of the Company after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.6. Accordingly, the Sellers, shall, and shall use their commercially reasonable efforts to cause their Affiliates and their respective Representatives to, keep confidential all confidential documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (a) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Buyer and the Company and a reasonable opportunity is afforded Buyer and the Company to contest the same or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that, in each case, any party to this Agreement shall be permitted to disclose the terms of this Agreement (including the Base Purchase Price or the Total Purchase Price) to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives (so long as such Person is directed to maintain the confidentiality of such information). “Confidential Information” does not include any document or information which is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 6.6 by the receiving party or its Representatives. The provisions of this Section 6.6 shall survive for three (3) years following the Closing Date; provided, however, that, with respect to trade secrets of the Company existing as of the Agreement Date, the provisions of this Section 6.6 shall survive until entry of such trade secrets into the public domain through no fault of any Seller.
6.7    Notification of Certain Matters. The Sellers shall provide prompt written notice to Buyer upon becoming aware (a) that any representation or warranty made by any Seller in this Agreement was untrue when made or subsequently has become untrue, (b) of any failure by any Seller to comply with or satisfy any of its covenants or agreements hereunder, (c) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of Buyer to consummate the Transactions (including the Stock Purchase and the Merger) not to be satisfied at or prior to the Closing Date, (d) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Stock Purchase and the Merger), to the extent such consent is not already contemplated by this Agreement or the Disclosure Schedule, (e) of any notice or other communication from any Governmental Authority in connection with the Transactions (including the Stock Purchase and the Merger), (f) of the commencement or threat of commencement of any Action regarding the Transactions (including the Stock Purchase and the Merger) or otherwise relating to the Company or its business, or (g) of any other material development affecting the assets, Liabilities, business, financial condition or operations of the Company; provided, however, that neither the delivery of any notice pursuant to this Section 6.7 nor obtaining any information or knowledge in any investigation pursuant to Section 6.5 or otherwise shall (i) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (ii) amend or supplement any scheduled disclosure made by the Sellers in Article III or Article IV or (iii) limit the remedies available to the Party receiving, or entitled to receive, such notice.
6.8    Tax Matters.
(a)    Seller Prepared Tax Returns. The Sellers shall cause the Company, at the Company’s expense, to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and to pay or cause to be paid all Taxes shown as due on such Tax Returns. All Tax Returns referred to in the first sentence of this Section 6.8(a) shall be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law, and shall be subject to Section 6.1(n) if applicable. The Sellers shall cause the Company to submit any such Tax Return for Buyer’s review and comment and to incorporate Buyer’s comments with respect to such Tax Return (unless unreasonable), and Buyer shall reasonably assist in causing any such Tax Return to be filed, as necessary.
(b)    Buyer Prepared Tax Returns.
(i)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company (x) for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”), and (y) for taxable periods ending on or before the Closing Date and which are due after the Closing Date. All Tax Returns referred to in the first sentence of this Section 6.8(b)(i) shall, to the extent relating to the Pre-Closing Tax Period, be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law. Buyer shall cause the Company to pay all Taxes shown as due on such Tax Returns. Buyer shall permit Sellers’ Representative a reasonable period of time to review and comment, prior to filing, on each Tax Return for a Straddle Period or that is described in clause (y) of the first sentence of this Section 6.8(b)(i). With respect to each Tax Return for a Straddle Period, Buyer shall consider in good faith any changes to such Tax Returns that are reasonably requested by Sellers’ Representative with respect to Taxes for which the Sellers would bear liability pursuant to this Agreement. With respect to any Tax Return described in clause (y) of the first sentence of this Section 6.8(b)(i), Buyer shall incorporate Sellers’ Representative’s comments with respect to such Tax Return (unless unreasonable) with respect to Taxes for which the Sellers would bear liability.
(ii)    In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: (x) in the case of real or personal property Taxes, the product of the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in clause (x) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(c)    Tax Contests.
(i)    After the Closing, each of Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company for a Pre-Closing Tax Period or any Losses for which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure.
(ii)    With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 6.8(a), the Sellers may elect, through Sellers’ Representative, solely at the Sellers’ own cost and expense, to control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that (x) Sellers’ Representative (on behalf of the Sellers) shall keep Buyer informed of all material developments regarding such Tax Claim and shall not settle such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) Buyer and its counsel (at Buyer’s expense) may participate in (but not control the conduct of) the defense of such Tax Claim.
(iii)    With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 6.8(b)(i), or within the scope of Section 6.8(a) which Sellers’ Representative does not elect to control pursuant to Section 6.8(c)(ii), Buyer shall, solely at Buyer’s own cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in the Sellers being liable for any amounts hereunder, (x) Buyer shall keep Sellers’ Representative informed of all material developments regarding such Tax Claim, (y) Sellers’ Representative and its counsel (at the Sellers’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (z) Buyer shall not settle such Tax Claim without the written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(iv)    Any dispute, controversy or claim between Buyer and Sellers’ Representative with respect to the defense of any Tax Claim, as described in this Section 6.8(c)(iv), shall be resolved pursuant to Section 6.8(i).
(d)    Certification. Buyer and Sellers’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).
(e)    Tax Sharing Agreements. The Sellers shall cause the Company to terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company under any such agreements.
(f)    Cooperation. Following the Closing Date, Buyer and Sellers’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible. For the avoidance of doubt, the cooperation noted in this Section 6.8(f) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Amended Tax Returns. Buyer shall not cause or permit the Company or any Affiliate of Buyer to file inconsistent with past practice or amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by the Sellers and shall not file any Tax election with respect to the Company with effect to any Pre-Closing Tax Period (including any election under Section 338 or 336 of the Code) hereunder without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for the filing of any Tax Return or an amendment of any Tax Return of the Company that is required by applicable Tax Law. For the avoidance of doubt, in no event shall an election under Section 338 or 336 of the Code be made with respect to the Transactions.
(h)    Transfer Taxes. The Sellers shall be solely liable for any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.
(i)    Dispute Resolution for Taxes. With respect to any dispute, controversy or claim relating to Taxes between Buyer and the Sellers (for any Tax for which an indemnity claim may exist under this Agreement), Buyer and the Sellers shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Buyer or Sellers’ Representative, as the case may be; but if the applicable Parties are unable to resolve such dispute, controversy or claim, the Parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the Parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is: (i) familiar with transactions or operations of the sort at issue; and (ii) independent with respect to each Party. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the mutually agreed upon firm or person, as described in the preceding sentence, relating to any dispute as to the amount of Taxes owed shall be paid by Buyer, on the one hand, and the Sellers, on the other hand, in proportion to each Party’s respective liability for the portion of Taxes in dispute, as determined by such mutually agreed upon firm or person.
(j)    Tax Treatment. Buyer, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Stock Purchase and the Merger, considered together as a single integrated transaction for U.S. federal income Tax purposes, to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Stock Purchase and the Merger, considered together as a single integrated transaction for U.S. federal income Tax purposes, from qualifying, as a “reorganization” under Section 368(a) of the Code.
(k)    This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Buyer, Merger Sub and the Company shall treat and shall not take any tax reporting position inconsistent with the treatment of the Stock Purchase and the Merger, considered together as a single integrated transaction for U.S. federal income Tax purposes, as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
6.9    Non-Competition, Non-Solicitation and Non-Hire Covenants.
(a)    During the Restrictive Term, each Seller set forth on Schedule 6.9 shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, operate or in any manner engage in a Competitive Business, (ii) for the purpose of conducting or engaging in a Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers, accounts of the Company, Merger Sub or Buyer or any other material business relation of the Company, Merger Sub or Buyer, or (iii) otherwise take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business relation of the Company, Merger Sub or Buyer from maintaining the same business relationships with such Person after the Closing Date as it maintained with such Person prior to the Closing Date; provided, however, that no Seller nor any of its respective Affiliates shall be prohibited from owning up to two percent (2%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller or any of its Affiliates has no active participation in the business or management of such Person.
(b)    During the Restrictive Term, each Seller set forth on Schedule 6.9 shall not, and shall cause its Affiliates not to, directly or indirectly, induce or attempt to induce any officer, employee, representative or agent of the Company, Merger Sub or Buyer engaged in the Business to leave the employ of the Company, Merger Sub or Buyer (provided, that this clause shall not prohibit any Person from making general employment solicitations such as through advertisements in publicly available media so long as such advertisements are not specifically targeted at employees of the Company, Merger Sub or Buyer).
(c)    Each Seller acknowledges and agrees that the length of the covenants set forth in this Section 6.9 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of Buyer and, after giving effect to the consummation of the transaction, the Company with respect to the Business.
(d)    Buyer and each Seller intend that the covenants of this Section 6.9 shall be deemed to be a series of separate covenants, one for each month of the time periods covered by such covenants.
(e)    Each Seller agrees that in the event a court of competent jurisdiction declares, by way of a final and non-appealable order, that there has been a breach by such Seller of this Section 6.9, the term of any covenant so breached shall be automatically tolled as a result of, and extended for, the period of time of the violation.
6.10    Release. Each Seller does hereby unconditionally, irrevocably and absolutely release and discharge the Company, together with its directors, officers, employees, agents, advisors, consultants, attorneys, owners, insurers, shareholders, affiliates, successors and/or assigns (collectively, with the Company as well as the other Buyer Indemnified Persons (defined below), the “Released Parties”), from any and all Liabilities, Actions, Losses and expenses (including attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, to the extent related to the Company or any ownership interest in the Company, up to and including the Closing Date, including such Seller’s employment with the Company, and any and all claims (other than for accrued compensation since the Company’s last payroll in the Ordinary Course of Business, any accrued vacation in accordance with the Company’s policy in the Ordinary Course of Business, and any pending expense reimbursements in accordance with the Company’s policy in the Ordinary Course of Business) related to salary, bonuses, commissions, stock, stock options, other ownership interest in the Company, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law. This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to such Seller or any Released Party, including Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Equal Pay Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, the Workers’ Adjustment and Retraining Notification Act, as amended, the Fair Labor Standards Act, and any other federal, state or local statute, code or ordinance, common law, contract law, or tort. This release shall also include but not be limited to a release of claims arising with respect to any Liability for any Taxes (a) of such Seller, (b) in respect of such Seller’s Shares (whether Taxes of the Company, such Seller or otherwise), including as to the issuance of such Shares to such Seller or the vesting of such Shares, and (c) in respect of the transactions contemplated by this Agreement to the extent applicable to Seller (including delivery of shares of Buyer’s Common Stock and cash to such Seller in payment for such Seller’s Shares). This Section 6.10 is intended to constitute a general release of all of such Seller’s presently existing claims to the extent relating to the Company or any ownership interest in the Company against each of the Released Parties, to the maximum extent permitted by law. Notwithstanding any provision of this Section 6.10 to the contrary, this release does not include any claim for worker’s compensation or unemployment insurance benefits, or any claim based on fraud or intentional misrepresentation or omission with intent to deceive, and does not release or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.
6.11    Employment Related Agreements. Each Seller acknowledges that each of the Continuing Employees has executed and delivered to Buyer an employment agreement or offer letter and a non-compete agreement where a Continuing Employee is not a Seller substantially in the form(s) attached hereto as Exhibit C, which agreements shall become binding and effective as of the Closing Date (collectively, the “Employment Agreements”).
6.12    Employee Matters and Company Plans.
(a)    Continuing Employees. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to give rise to any obligation by Buyer to retain any Current Employee, any group of Current Employees of the Company or any Company Plan following the Closing Date. Continuing Employees who become eligible to participate in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Buyer (each a “Buyer Plan”) shall receive credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing; provided that such service shall not be recognized if and to the extent that it would result in the duplication of benefits or is not possible or practical under a Buyer Plan.
(b)    Company Plans. The Sellers shall cause the Company to cease contributions to and terminate all of the Company Plans listed on Section 4.10(a) of the Disclosure Schedule (but specifically excluding those Company Plans incorporated by reference therein), effective immediately prior to Closing. Any such cessation or termination shall be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) in conformance with applicable Laws.
(c)    No Limitation. This Section 6.12(c) is not intended to amend any benefit plans or arrangements of Buyer or any of its Subsidiaries, to limit the ability of Buyer or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Continuing Employee or any beneficiary or dependent thereof).
6.13    No Negotiations, Etc. The Sellers shall not, and shall cause the Company and their respective Representatives not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction. The Sellers shall promptly but not later than forty-eight (48) hours following the occurrence of the relevant event notify Buyer orally and in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received by the Company, the Sellers or any of their respective Representatives. The written notice shall include the identity of the Person making such inquiry, proposal, or request and the terms and conditions thereof as well as a copy of such inquiry proposal or request. For purposes of this Agreement, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions) involving (a) any sale of stock or other equity interests in the Company, (b) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (c) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer, or other disposition of the assets of the Company (other than disposition of inventory in the Ordinary Course of Business), or (d) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions.
6.14    Termination of the Company Option Plan and Investor Rights Arrangements. The Sellers shall cause the Company to take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the Closing, (a) the Company Option Plan (as well as all Company Options) and (b) the investor rights arrangements with respect to shares of Company Capital Stock, as listed on Schedule 6.14 (the “Company Investor Rights Arrangements”).
6.15    Registration of Shares. Buyer agrees to register for public resale (a) the Upfront Stock Consideration Shares, (b) the shares of Buyer’s Common Stock issuable on the Indemnification Hold-Back Payment Date as contemplated by Section 2.1(b)(iv), and (c) the shares of Buyer’s Common Stock issuable upon achievement of any Milestone as contemplated by Section 2.1(b)(v), in each case on a Form S‑3ASR (assuming Buyer remains eligible for the use of such form, otherwise on a Form S-3) pursuant to, and subject to the limitations (including volume resale limitations) set forth in, the registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Transactions (including the Stock Purchase and the Merger) are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of the Sellers and the Company contained in Article III and Article IV that is qualified by “materiality”, “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date; provided, however, that the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects at and as of the Closing Date.
(b)    Performance of Obligations of Sellers. The Sellers shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing; provided that, with respect to any such covenants, agreements or obligations which are subject to “materiality,” “Company Material Adverse Effect” or similar materiality qualifications, the Sellers shall have performed such covenants, agreements and obligations in all respects.
(c)    No Litigation. No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or could reasonably be expected to (i) restrain, prevent, enjoin, prohibit or make illegal the Transactions, (ii) cause any of the Transactions to be rescinded following the Closing Date, (iii) impose limitations on the ability of the Surviving Entity to effectively conduct its business following the Closing Date or (iv) compel Buyer, Sellers or the Company to dispose of any portion of the Company’s business or assets.
(d)    No Material Adverse Effect. Since the Interim Balance Sheet Date, no Company Material Adverse Effect shall have occurred.
(e)    No Injunctions or Restraints. No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of the Company to effectively conduct its business following the Closing Date or (iv) compelling Buyer or the Company to dispose of any portion of the Company’s business or assets.
(f)    Governmental Consents. All filings with and consents of any Governmental Authority required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.
(g)    Delivery of Closing Certificates. Buyer shall have received:
(i)    Closing Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e) and Section 7.1(f) have been met;
(ii)    Allocation Schedule Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the Allocation Schedule is true and correct in all respects;
(iii)    Good Standing Certificates. Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization and the jurisdiction of the Company’s principal place of business, dated not more than five (5) Business Days prior to the Closing Date; and
(iv)    FIRPTA Certificate. A certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).
(h)    Employment Agreements. The Employment Agreements described in Section 6.11 shall have been executed and delivered to Buyer at or prior to the execution of this Agreement and no such Employment Agreement shall have been amended, terminated, cancelled or repudiated.
(i)    Resignation of Officers and Directors. Buyer shall have received resignations, in form and substance reasonably satisfactory to Buyer, effective as of the Closing, from each officer and director of the Company, other than those continuing officers and directors specified to the Sellers by Buyer in writing at least two (2) Business Days prior to the Closing Date.
(j)    Delivery of Financial Statements. Buyer shall have received the Financial Statements, including (x) the audited balance sheet and related audited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2018, (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the three-month period ended March 31, 2019, and (z) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the five-month period ended May 31, 2019.
(k)    Release of Liens. Buyer shall have received payoff letters, in form and substance reasonably satisfactory to Buyer, from each lender to the Company evidencing the aggregate amount of Company Debt outstanding and owing to such lender as of the Closing Date and an agreement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all related Liens shall be released forthwith. In addition, Buyer shall have received evidence, in a form satisfactory to Buyer, that any outstanding Liens of the Company (other than Permitted Liens), any related UCC filings (other than those related to Permitted Liens) and any related filings with the USPTO Assignment Division have been terminated.
(l)    Transaction Expenses. Buyer shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction and Bonus Expenses that remain payable to such Person with respect to services rendered through the Closing Date.
(m)    Third Party Consents. (i) The Sellers shall have delivered to Buyer the consent of Janssen Research & Development, LLC with respect to the consummation of the Transactions contemplated by this Agreement in a form that is reasonably acceptable to Buyer, and (ii) that certain Amendment No. 1 to the Stanford License, effective July 5, 2019, attached hereto as Exhibit E, shall remain in full force and effect (including with respect to the thirty (30) day effective period set forth in Section 1.3 thereof), and for the avoidance of doubt, shall not have been amended, terminated, cancelled or repudiated.
(n)    280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company shall have submitted such parachute payments to the Sellers for approval and the Sellers shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in accordance with applicable Law.
(o)    No Company Options, Investor Rights Arrangements or Plans. The Company shall have provided Buyer with evidence reasonably satisfactory to Buyer as to the termination of (i) the Company Option Plan, (ii) all outstanding Company Options (including any Company Options that are not a Vested Company Option and are unexpired, unexercised and outstanding immediately prior to the Closing), (iii) all Company Investor Rights Arrangements and (iv) all Company Plans listed on Section 4.10(a) of the Disclosure Schedule (but specifically excluding those Company Plans incorporated by reference therein).
(p)    Assignment of Shares. Buyer shall have received evidence, in a form acceptable to Buyer, that (i) all Shares have been assigned to Buyer and (ii) all Company Options have been cancelled, in each case in the Company’s online stock ledger system administered by Carta, Inc.
(q)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each Seller to Buyer.
(r)    Option Cancellation and Joinder Agreements. Buyer shall have received duly executed Option Cancellation and Joinder Agreements, each in the form attached hereto as Exhibit F (each, an “Option Cancellation and Joinder Agreement”), from Company Optionholders holding Company Options to acquire at least 85% of the Company Capital Stock issuable immediately prior to the Closing upon exercise of all Company Options.
7.2    Conditions to Obligation of the Sellers. The obligation of the Sellers to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V that is qualified by “materiality”, “Buyer Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date.
(b)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by Buyer under this Agreement prior to the Closing.
(c)    Delivery of Closing Certificate. The Sellers shall have received a certificate dated as of the Closing Date signed by Chief Executive Officer or Chief Financial Officer of Buyer and the certifying that the conditions precedent set forth in Section 7.2(a) and Section 7.2(b) have been met.
(d)    Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Buyer to each Seller.
ARTICLE VIII

TERMINATION
8.1    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    By the mutual written consent of the Sellers and Buyer;
(b)    By either the Sellers or Buyer, upon written notice to the other Party(ies), if the Transactions shall not have been consummated on or before the date which is sixty (60) days after the Agreement Date, which date may be extended from time to time by mutual written consent of Buyer and the Sellers (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Transactions to occur on or before the Outside Date;
(c)    By the Sellers or Buyer, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Transactions;
(d)    By Buyer, if any of the representations or warranties of the Sellers or the Company, as applicable, set forth in Article III or Article IV shall not be true and correct or if the Sellers have failed to perform any covenant or agreement on the part of the Sellers set forth in this Agreement (including an obligation to consummate the Closing) and, in the case of the representations and warranties, measured on the Agreement Date or as of any subsequent date (as if made on such date), such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to the Sellers and (ii) the Outside Date; provided that this provision shall not be available to Buyer if Buyer is then in breach of this Agreement;
(e)    By the Sellers, if any of the representations or warranties of Buyer set forth in Article V shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) ten (10) days after written notice thereof is delivered to Buyer and (ii) the Outside Date; provided that this provision shall not be available to the Sellers if any Seller is then in breach of this Agreement; and
(f)    By Buyer, upon written notice to the Sellers, if since the Interim Balance Sheet Date the Company has experienced a Company Material Adverse Effect.
8.2    Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void other than the provisions of this Article VIII, Section 6.4 (Public Announcement), Section 6.6 (Confidentiality), Section 10.14 (Governing Law) and Section 10.15 (Exclusive Jurisdiction; Venue; Service of Process) and any provision hereof that forms the basis for a claim of breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect, without further liability on the part of the Parties or any of their respective directors, officers or Affiliates, except that nothing shall relieve any Party from liability related to claims sounding in contract, tort or otherwise related to a willful breach of this Agreement prior to the termination of this Agreement.
ARTICLE IX

SURVIVAL AND INDEMNIFICATION
9.1    Survival. All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or schedule delivered hereunder or thereunder shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “General Survival Date”); provided, however, that, (a) the Company Intermediate Representations shall survive until the expiration of the Milestone Period, (b) the Fundamental Representations shall survive until the later of six (6) years after the Closing Date and ninety (90) days after the expiration of the applicable statute of limitations and (c) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that is intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the General Survival Date or the last day of any of the periods specified in clauses (a), (b) and (c) of this Section 9.1, each alternatively referred to herein as the “Survival Date”). Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this Article IX. Notwithstanding anything in this Agreement to the contrary, claims for intentional fraud and willful misconduct shall survive indefinitely.
9.2    Indemnification.
(a)    Indemnification by Holders and Buyer.
(i)    Subject to the terms, conditions and limitations of this Article IX, from and after the Agreement Date, each Seller and Participating Optionholder, and with respect to any recoveries against the Indemnity Hold-Back Amount or the Milestone Amounts, each other Holder, severally in accordance with such Holder’s Pro Rata Share and not jointly, shall indemnify and hold harmless each Buyer Indemnified Person from and against any Loss which such Buyer Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by the Company in Article IV of this Agreement (other than the Company Intermediate Representations or the Company Fundamental Representations), including in any certificate delivered by or on behalf of the Company pursuant hereto;
(B)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by the Company in any of the Company Intermediate Representations, including in any certificate delivered by or on behalf of the Company pursuant hereto; and
(C)    any breach of or failure to perform any covenant or agreement provided for in this Agreement to be performed by the Holders or the Company prior to the Closing (it being understood that no Holder shall be liable under this Section 9.1(a)(i) for any Losses arising out of a breach of, or failure to perform, any of the covenants or agreements in this Agreement specific to any other Holder).
(ii)    Subject to the terms, conditions and limitations of this Article IX, from and after the Agreement Date, each Seller and Participating Optionholder, and with respect to any recoveries against the Indemnity Hold-Back Amount or the Milestone Amounts, each other Holder, severally in accordance with such Holder’s Pro Rata Share and not jointly, shall indemnify and hold harmless each Buyer Indemnified Person from and against any Loss which such Buyer Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by the Company in any of the Company Fundamental Representations, including in any certificate delivered by or on behalf of the Company pursuant hereto;
(B)    any errors or omission in the calculations delivered to Buyer pursuant to Section 2.9;
(C)    any inaccuracy in the Allocation Schedule;
(D)    any breach of or failure to perform any covenant or agreement of the Sellers’ Representative provided for in this Agreement;
(E)     any intentional fraud or willful misconduct committed by any of the Holders or the Company, including any director, officer or Employee of the Company, in connection with this Agreement (which each Holder acknowledging and agreeing that such Holder has reviewed each of the Company’s representations in Article IV of this Agreement as well as any corresponding information in the Disclosure Schedule for the purpose of determining, from such Holder’s perspective, the accuracy and completeness of such representations);
(F)    any Action brought by a Company Optionholder (or any other Person claiming rights by, through or associated with such Company Optionholder) that seeks to challenge (i) the adequacy of the consideration received by such Company Optionholder pursuant to this Agreement or (ii) the cancellation for no consideration of any Company Option that is not a Vested Company Option; and
(G)    any nonpayment by the Closing Date’s end of any Taxes of the Company for any Pre-Closing Tax Period (taking into account estimated payments of, and any other amounts creditable against, such Taxes), but only to the extent such Taxes (x) were not included in the computation of the Closing Net Working Capital or otherwise in the calculation of the Final Purchase Price as finally determined and (y) do not result from any action of Buyer on the Closing Date following the Closing.
(iii)    Subject to the terms, conditions and limitations of this Article IX, from and after the Agreement Date, each Seller shall indemnify and hold harmless each Buyer Indemnified Person from and against any Loss which such Buyer Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by such Seller in Article III of this Agreement or any other Transaction Agreement, including in any certificate delivered by or on behalf of such Seller; and
(B)    any breach of or failure to perform any covenant or agreement to be performed by such Seller at or following the Closing provided for in this Agreement or any other Transaction Agreement.
(iv)    Subject to the terms, conditions and limitations of this Article IX, Buyer shall indemnify and hold harmless each Holder Indemnified Person from and against any Loss which such Holder Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):
(A)    any breach of, or misrepresentation or inaccuracy in any of the representations or warranties made by Buyer in this Agreement or in any other Transaction Agreement to which it is a party;
(B)    any breach of or failure to perform any covenant or agreement of Buyer provided for in this Agreement or any other Transaction Agreement; and
(A)    any Taxes of such Seller imposed on any Buyer Indemnified Person following the Closing.
(b)    Limitations on Claims. Notwithstanding the foregoing:
(i)    With respect to any claim seeking recovery of any Loss under Section 9.2(a)(i) above (other than with respect to any claims arising from any intentional fraud or willful misconduct):
(A)    no Holder will have any liability for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to $375,000.00 (the “Deductible”) (in which case the Buyer Indemnified Persons shall only be entitled to seek compensation for all Losses in excess of the Deductible); and
(B)    the Holders will not have any Liability for any such Loss to the extent that the aggregate amount of all such Losses for which Holders have liability exceeds (x) the Indemnification Cap, in the case of Losses recoverable under Section 9.2(a)(i)(A) and Section 9.2(a)(i)(C), or (y) the Indemnification Cap as Supplemented (i.e., recourse to the Indemnification Hold-Back Amount and half of the aggregate potential of the Milestone Amounts through exercise of the Offset Right), in the case of Losses recoverable under Section 9.2(a)(i)(B).
(ii)    No Buyer Indemnified Person shall be entitled to recover any Losses under this Article IX to the extent the amount of such Losses has actually been recovered by such Buyer Indemnified Person from a Person other than another Party to this Agreement, and each Buyer Indemnified Person shall, to the extent applicable, use commercially reasonable efforts to seek indemnification or other redress pursuant to the terms of any Contract to which the Company or Buyer is a party and by which such Person has the right to seek indemnification from any third party.
(iii)    The Buyer Indemnified Persons shall not be entitled to indemnification with respect to any Losses as a result of or based upon or arising from any claim or Liability to the extent such claim or Liability is taken into account in determining the amount of any adjustment to the Upfront Purchase Price in accordance with Section 2.11.
(iv)    If any Indemnifying Party makes any indemnification payment pursuant to this Article IX or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Person to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, however, no Holder shall be subrogated to any rights or remedies, or otherwise make any claim against the Company or any other Buyer Indemnified Person (regardless of the facts or the kind of Loss at issue), and each Seller and Participating Optionholder (by virtue of the execution and delivery of an Option Cancellation and Joinder Agreement) expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any other Buyer Indemnified Person with respect to any indemnification obligation or any other liability to which such Seller or Participating Optionholder may become subject under or in connection with this Agreement.
(v)    The maximum amount of Losses for which a Seller or Participating Optionholder shall be liable pursuant to this Agreement shall be the amount of the Total Purchase Price actually received by such Seller or Participating Optionholder (with shares of Buyer’s Common Stock deemed, for this purpose, to have a value (x) for the Upfront Stock Consideration Shares equal to the Trailing Average Share Price calculated as of the Determination Date, (y) for the shares of Buyer’s Common Stock issuable on the Indemnification Hold-Back Payment Date as contemplated by Section 2.1(b)(iv) equal to the Trailing Average Share Price calculated as of the Determination Date and (z) for any shares of Buyer’s Common Stock issued upon a Milestone Date the Trailing Average Share Price calculated as of such Milestone Date); provided, however, that such limit shall not apply to any Seller or Participating Optionholder in the instance of any intentional fraud or willful misconduct of such Seller or Participating Optionholder or any Person affiliated with any Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company.
(c)    Calculation of Losses. Solely for the purposes of calculating the amount of Losses pursuant to this Article IX (and not for determining the existence of a breach of any representation or warranty), the representations and warranties of the Sellers and the Company in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be deemed to be made without such materiality or Company Material Adverse Effect qualifiers; provided, however, that this Section 9.2(c) shall not apply to the term “Material Contract.”
9.3    Offset Right.
(a)    Offset Right. Without limiting any other remedies of the Buyer Indemnified Persons, from and after the Closing Date, and subject to the limitations set forth in this Article IX, the Buyer Indemnified Persons shall be entitled to recover (the “Offset Right”), first against the Indemnification Hold-Back Amount (to the extent any amount remains at the time the Buyer Indemnified Persons seek to exercise the Offset Right), and second against the shares of Buyer’s Common Stock issuable and cash payable upon achievement of the Milestones pursuant to Sections 2.1(b)(v) and 2.2(a)(iv), respectively, the amount of any Losses as to which the Holders are obligated to indemnify and hold the Buyer Indemnified Persons harmless from under Section 9.2(a).
(b)    Exercise of Offset Right. To exercise the Offset Right, Buyer shall (on behalf of Buyer or any other Buyer Indemnified Persons at issue), prior to the Indemnification Hold-Back Payment Date (in order to exercise the Offset Right with respect to the Indemnification Hold-Back Amount) or, as to any shares of Buyer’s Common Stock or cash at issue, the date on which such shares of Buyer’s Common Stock become issuable or such cash becomes payable pursuant to Sections 2.1(b)(v) and 2.2(a)(iv), respectively (in order to exercise the Offset Right with respect to such shares issuable or such cash payable upon achievement of the Milestone at issue), deliver to Sellers’ Representative at the notice address set forth in Section 10.2 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Sellers’ Representative), a certificate signed by Buyer (an “Offset Certificate”): (i) stating in good faith that one or more of the Buyer Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related. Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Indemnification Hold-Back Amount and, as applicable, any issuance of shares of Buyer’s Common Stock or payment of cash pursuant to Sections 2.1(b)(iv), 2.1(b)(v), 2.2(a)(iii) and 2.2(a)(iv), as applicable, shall be stayed to the extent of the Stated Damages (subject to the limitations set forth in this Article IX).
(c)    Perfection of Offset Right. After the expiration of a period of thirty (30) days following the time of delivery of an Offset Certificate to Sellers’ Representative, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Indemnification Hold-Back Amount and, as applicable, the number shares of Buyer’s Common Stock issuable or cash payable pursuant to Sections 2.1(b)(iv), 2.1(b)(v), 2.2(a)(iii) and 2.2(a)(iv), as applicable, shall be reduced by an equal amount unless, prior to the expiration of such thirty (30) day period, Sellers’ Representative objects in a written statement delivered to Buyer to the claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.
(d)    Objection to Offset Right. If Sellers’ Representative shall timely object in writing to an exercise of the Offset Right by Buyer, Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection. If Sellers’ Representative and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Indemnification Hold-Back Amount and, as applicable, the number of shares of Buyer’s Common Stock issuable and cash payable pursuant to Sections 2.1(b)(iv), 2.1(b)(v), 2.2(a)(iii) and 2.2(a)(iv), as applicable.
(e)    Settlement of Offset Right. If no agreement can be reached after good faith negotiation between Sellers’ Representative and Buyer pursuant to Section 9.3(d), either Buyer or Sellers’ Representative may initiate an Action in accordance with Sections 10.14 and 10.15 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.
(f)    Application of Offset Right.  Any reduction in the Indemnification Hold-Back Amount and, as applicable, the number of shares of Buyer’s Common Stock issuable and cash payable pursuant to Sections 2.1(b)(iv), 2.1(b)(v), 2.2(a)(iii) and 2.2(a)(iv), as applicable, pursuant to the Offset Right in this Section 9.3 shall be made with equal priority among the Holders and in accordance with each Holder’s Pro Rata Share (but taking into account any non pro rata claims made in respect of any specific Holder pursuant to Section 9.2(a), including pursuant to Section 9.2(a)(iii)).
9.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Third-Party Claims.
(i)    In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Buyer Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice. Subject to the provisions of this Section 9.4(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 9.4(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with (and subject to the limitations of) this Agreement. If the Indemnifying Party does not elect within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) to defend any Third Party Claim, the Indemnified Person may defend such Third Party Claim as described below in Section 9.4(a)(v).
(ii)    If the Indemnifying Party elects to defend any Third Party Claim:
(A)    the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;
(B)    the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and
(C)    the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.
(iii)    In connection with this Section 9.4(a)(iii), the Parties agree to:
(A)    cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;
(B)    make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;
(C)    preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and
(D)    provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;
provided that such cooperation referenced in clauses (A) through (D) shall not be required if it would reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(iv)    Except as permitted in this Section 9.4(a)(iv), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any. Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this Article IX. The costs incurred by Sellers’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Sellers’ Representative Expenses.
(v)    Notwithstanding anything in this Agreement to the contrary, if (w) a Third Party Claim seeks relief other than the payment of monetary damages, (x) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person, which Third Party Claim, if decided against the Indemnified Person, could materially and adversely affect the ongoing business of the Indemnified Person, (y) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (z) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 9.2(b) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to defend such Third Party Claim. If the Indemnified Person elects to exercise such right to defend such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 9.4(a)(v). In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend such Third Party Claim. If the Indemnified Person elects to defend any such Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim and (3) the Indemnified Person shall not, without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delay), enter into any Settlement of such Third Party Claim. If the Indemnified Person does not elect to defend such Third Party Claim, then the Indemnifying Party shall then have the right to defend such Third Party Claim as described above in Section 9.4(a)(i).
(vi)    Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 6.8(c) rather than this Section 9.4(a). To the extent that the provisions of this Section 9.4(a) conflict with the provisions of Section 6.8(c) or Section 6.8(i), Section 6.8(c) or Section 6.8(i) shall control, as applicable.
(b)    Notification of Other Indemnification Claims. In order for a Buyer Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Buyer Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Sellers’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”). The failure to so notify Sellers’ Representative shall not relieve any Holder from any liability that such Holder may have to Buyer, except to the extent that any such Holder is materially prejudiced as a result of such failure. Thereafter, Buyer shall keep Sellers’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof. Sellers’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Buyer Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim. If Sellers’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Buyer Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Sellers’ Representative (as well as the Holders) shall take all necessary actions under this Agreement to effect payment in respect thereof. If Sellers’ Representative shall timely object in writing to a Non-Offset Notice, Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection. If Sellers’ Representative and Buyer should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Sellers’ Representative and Buyer. If no agreement can be reached after good faith negotiation between Sellers’ Representative and Buyer, either Buyer (or any Buyer Indemnified Person) or Sellers’ Representative may initiate an Action in accordance with Sections 10.14 and 10.15 to resolve such dispute. The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.
(c)    Claims Unaffected by Investigation. The right of an Indemnified Person to indemnification or to assert or recover on any claim hereunder shall not be affected by any investigation conducted with respect to, or any knowledge acquired or capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.
(d)    Surviving Entity. The Parties acknowledge and agree that if the Surviving Entity suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Entity as an Indemnified Person) Buyer shall also be deemed, by virtue of its ownership of the stock of the Surviving Entity, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.
(e)    Exclusive Remedy. Subject to Section 10.9 and Section 6.8, without limiting the provisions of Section 2.11, except for claims involving intentional fraud and willful misconduct against a Holder, the Parties acknowledge and agree that the remedies provided for in this Article IX shall be the Parties’ sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement.
(f)    Indemnification Adjusts Merger Consideration for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.
(g)    No Subrogation. By virtue of executing this Agreement or the execution of an Option Cancellation and Joinder Agreement, each Seller and Participating Optionholder (on behalf of itself and each Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) agrees not to make any claim for indemnification against any Buyer Indemnified Person based on the fact that such Seller or Participating Optionholder (or any Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller or Participating Optionholder (or any Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or any other Transaction Agreement or the Transactions. With respect to any claim brought by a Buyer Indemnified Person against any Seller or Participating Optionholder (or any Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement, any Transaction Agreement or the Transactions, each Seller or Participating Optionholder (on behalf of itself and each Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Seller or Participating Optionholder (or any Person affiliated with such Seller or Participating Optionholder who has served as an officer, director, employee or consultant of the Company) may become subject under or in connection with this Agreement.
(h)    Specific Element of Consideration. The indemnification obligations of the Holders in this Article IX are, without limitation, (i) a specific element of the consideration that induced Buyer to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this Article IX.
9.5    Sellers’ Representative.
(a)    Appointment. By virtue of executing this Agreement or the execution of an Option Cancellation and Joinder Agreement, each Seller and Participating Optionholder hereby irrevocably nominates, constitutes and appoints Fortis Advisors LLC, a Delaware limited liability company, as the “Sellers’ Representative” hereunder and each Seller and Participating Optionholder’s exclusive agent and attorney-in-fact, with full power of substitution, to act in the name, place and stead of the Sellers and Participating Optionholders for purposes of executing any documents and taking any actions that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this Article IX. Fortis Advisors LLC hereby accepts its appointment as Sellers’ Representative.
(b)    Authority. The Sellers and Participating Optionholders grant to Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Seller and Participating Optionholder (in the name of any or all of the Sellers and Participating Optionholders or otherwise) any and all documents that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 9.5(b) and the Sellers’ Representative Engagement Agreement. The Sellers’ Representative shall have no obligation to act on behalf of the Sellers and Participating Optionholders, except as expressly provided herein and in the Sellers’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Sellers’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. Notwithstanding anything in any Transaction Agreement to the contrary: (i) each Indemnified Person shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to Article IX; and (ii) the Buyer, each Buyer Indemnified Person, and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller or Participating Optionholder by Sellers’ Representative and on any other action taken or purported to be taken on behalf of any Seller or Participating Optionholder by Sellers’ Representative as fully binding upon such Seller or Participating Optionholder and their successors as if expressly confirmed and ratified in writing and all defenses which may be available to any Seller or Participating Optionholder to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement or the Sellers’ Representative Engagement Agreement are waived. A decision, act, consent or instruction of Sellers’ Representative, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 10.4 or Section 10.5 shall constitute a decision of the Sellers and Participating Optionholders and shall be final, binding and conclusive upon the Sellers and Participating Optionholders. Buyer and the Surviving Entity may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Sellers and Participating Optionholders. Buyer and the Surviving Entity are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative.
(c)    Power of Attorney. The Sellers and Participating Optionholders recognize and intend that the power of attorney and the immunities and rights to indemnification granted to Sellers’ Representative Group: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by Sellers’ Representative; (iii) shall survive the death, dissolution or incapacity, as applicable, of each of the Sellers and Participating Optionholders and be binding on any successor thereto; and (iv) shall survive the assignment of the whole or any part of any Seller or Participating Optionholder’s interest in the Indemnification Hold-Back Amount.
(d)    Replacement. If Sellers’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Sellers and Participating Optionholders shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Indemnification Hold-Back Amount), within ten (10) days after such dissolution, resignation or inability, appoint a successor to Sellers’ Representative reasonably satisfactory to Buyer. Any such successor shall succeed Sellers’ Representative as Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the Sellers and Participating Optionholders who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Sellers’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement.
(e)    Indemnification; Sellers’ Representative Expenses. Certain Holders have entered into an engagement agreement (the “Sellers’ Representative Engagement Agreement”) with the Sellers’ Representative to provide direction to the Sellers’ Representative in connection with its services under this Agreement and the Sellers’ Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Sellers’ Representative and its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Sellers’ Representative Group”) shall not be liable to the Holders for any action taken or omitted to be taken by it as Sellers’ Representative except in the case of willful misconduct or gross negligence. The Holders shall severally, but not jointly, indemnify Sellers’ Representative Group and hold Sellers’ Representative Group harmless from and against all Sellers’ Representative Expenses. Such Sellers’ Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Milestone Amounts or Indemnification Hold-Back Amount otherwise distributable to the Holders at the time of distribution (but, for the avoidance of doubt, following any exercise by Buyer of the Offset Right with respect to such Milestone Amounts or the Indemnification Hold-Back Amount), and third, directly from the Holders. The Sellers’ Representative acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any Sellers’ Representative liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Sellers’ Representative shall not be required to take any action unless the Sellers’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Sellers’ Representative against the costs, expenses and liabilities which may be incurred by the Sellers’ Representative in performing such actions. The Sellers’ Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.
(f)    Upon the Closing, Buyer shall wire to the Sellers’ Representative $100,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Sellers’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Sellers’ Representative for any Sellers’ Representative Expense Fund Amount incurred pursuant to this Agreement or the Sellers’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Expense Fund and assign to the Sellers’ Representative any such interest. Subject to Advisory Group approval, the Sellers’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Holders. As soon as reasonably determined by the Sellers’ Representative that the Expense Fund is no longer required to be withheld, the Sellers’ Representative shall distribute the remaining Expense Fund (if any) to the Buyer for further distribution to the Holders.
ARTICLE X

GENERAL PROVISIONS
10.1    Interpretation. The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:
(a)    Provisions.
(i)    When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.
(ii)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(iii)    Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”
(iv)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.
(v)    The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.
(vi)    The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms. Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.
(vii)    A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.
(viii)    Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.
(ix)    References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Agreement Date, in the Company’s “Due Diligence (Jumanji)” electronic data room hosted by Carta, Inc.
(x)    When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)    No Presumption. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.
10.2    Notices. All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile or email of a .pdf document, (c) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (d) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, facsimile number or email address following such Party’s name below or such other address, facsimile number or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 10.2, provided that notices to the Sellers’ Representative shall be delivered solely by facsimile or email:
If to Buyer or Merger Sub, to:
Invitae Corporation
1400 16th Street
San Francisco, CA 94103
Attention: Tom Brida, General Counsel
Email:
with copies (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, California 92130
Attention: Mike Hird
Email: mike.hird@pillsburylaw.com
If to the Company (prior to the Closing) to:
Jungla Inc.
329 Oyster Point Blvd, 3rd Floor
South San Francisco, CA 94080
Attention: Carlos Araya, CEO
Email:

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Benjamin Potter
Email: benjamin.potter@lw.com

If to the Sellers (prior to the Closing), to the address set forth for the Sellers on the signature pages hereto.
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Benjamin Potter
Email: benjamin.potter@lw.com

If to Sellers’ Representative (following the Closing), to:
Fortis Advisors LLC
Attention: Notice Department
Email: notices@fortisrep.com
Facsimile: (858) 408-1843

10.3    Assignment and Succession. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Buyer or Merger Sub may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 10.3 shall be null and void ab initio. Subject to the foregoing terms of this Section 10.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
10.4    Amendment or Supplement. Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Buyer, Merger Sub and the Sellers and, when amended on or after the Closing, by Buyer, Merger Sub and Sellers’ Representative. For purposes of this Section 10.4, the Sellers agree that any amendment of this Agreement consented to by Sellers’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.
10.5    Waivers. No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective. No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder. No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.
10.6    Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements).
10.7    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Closing, Buyer Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Buyer Indemnified Persons. For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.
10.8    Remedies Cumulative. Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.
10.9    Specific Performance. The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone. Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate. The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement. Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.
10.10    Severability. If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party. Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable. Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.
10.11    Costs and Expenses. Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.
10.12    Time of Essence. The Parties acknowledge that the Outside Date specified in Section 8.1(b) is essential and therefore agree that no Party wishing to terminate this Agreement in accordance with Section 8.1(b) shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.
10.13    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and manually executed signature pages by transmission by facsimile or by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. The signature of a Party transmitted by facsimile or other electronic means shall be deemed to be an original signature for any purpose.
10.14    Governing Law. This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of California, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.
10.15    Exclusive Jurisdiction; Venue; Service of Process. In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Transactions, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of San Francisco, California, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.15, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 10.2. The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
10.16    Consent to Representation.
(a)    Each of the Parties acknowledges and agrees that Latham & Watkins LLP (the “Firm”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.
(b)    If the Sellers’ Representative so desires, acting on behalf of the Holders and without the need for any consent or waiver by Company, Buyer, or the Surviving Entity, the Firm shall be permitted to represent the Holders after the Closing in connection with any dispute under this Agreement or any other Transaction Agreement.
(c)    The provisions of this Section 10.16 are intended to be for the benefit of the Holders and shall only be enforceable by the Sellers’ Representative.
* * *
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.
SELLER:

By: /s/ Carlos Araya__________________
Name: Carlos Araya
Address:
Email:

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.
SELLER:

By: /s/ Alexandre Colavin______________
Name: Alexandre Colavin
Address:
Email:

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.
SELLER:

AH BIO FUND I, L.P.
For itself and as nominee for
AH Bio Fund I-B, L.P.

By: AH Equity Partners Bio I, L.L.C.
Its General Partner

By: /s/ Ben Horowitz__________________
Name: Ben Horowitz
Title: Managing Member
Email:

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.

THE SELLERS:	SOSV Accelerator Pool LP by its General
Partner SOSV Investments LLC

By: /s/ Sean O’Sullivan_________________
Name: Sean O’Sullivan
Title: Managing Director
Address:
Email:

SOSV III LP by SOSV III GP LP, acting by its
General Partner SOSV III GP Limited

By: /s/ Sean O’Sullivan_________________
Name: Sean O’Sullivan
Title: Managing Partner
Address:
Email:

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.
COMPANY:
JUNGLA, INC.
By: /s/ Carlos Araya______________________
Name: Carlos Araya
Title: Chairman & CEO

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.
THE SELLERS’ REPRESENTATIVE (solely with respect to the provisions expressly applicable to the Sellers’ Representative as set forth in the Stock Purchase and Merger Agreement):
FORTIS ADVISORS LLC

By: /s/ Richard Fink____________________
Name: Richard Fink
Its: Managing Director

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Stock Purchase and Merger Agreement to be duly executed under seal and delivered as of the date first above written.

BUYER:	INVITAE CORPORATION
By: /s/ Shelly D. Guyer__________________
Name: Shelly D. Guyer
Title: Chief Financial Officer

MERGER SUB:	JUMANJI, LLC
By: /s/ Tom Brida______________________
Name: Tom Brida
Title: President

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